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SHAW COMMUNICATIONS INC.

ANNUAL INFORMATION FORM 2006

i

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
CORPORATE STRUCTURE
      Shaw Communications Inc. (“Shaw” or the “Corporation”) is a diversified Canadian communications company whose core business is providing cable television, Internet, Digital Phone, telecommunications (through Shaw Business Solutions Inc., formerly known as Big Pipe Inc.) and satellite direct-to-home (through Star Choice Communications Inc.) services to approximately 3.2 million customers. Shaw provides customers with high quality entertainment, information and communications services, utilizing a variety of distribution technologies.
      Shaw was incorporated under the laws of the Province of Alberta on December 9, 1966 under the name Capital Cable Television Co. Ltd. and was subsequently continued under the Business Corporations Act (Alberta) on March 1, 1984 under the name Shaw Cablesystems Ltd. Its name was changed to Shaw Communications Inc. on May 12, 1993. Shaw was reorganized pursuant to a plan of arrangement under the Business Corporations Act (Alberta) effective September 1, 1999, and amended its Articles on January 28, 2004 to limit the number of Class A Voting Participating Shares that may be issued. The head and registered office of Shaw is located at Suite 900, 630 — 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4L4, telephone (403) 750-4500.
      The following table lists certain subsidiaries and entities owned or controlled by Shaw, their jurisdictions of incorporation or organization and the nature of their operations. All of such entities are wholly-owned, directly or indirectly, by Shaw.

Entity	Jurisdiction	Nature of Operations

Shaw Cablesystems Limited	Federal	Television Distribution Services
Shaw Cablesystems G.P.(2)	Alberta	Television Distribution Services, Internet Services
Videon Cablesystems Inc.	Federal	Television Distribution Services
Shaw Telecom Inc.	Alberta	Telecommunications Services
Shaw Business Solutions Inc. (formerly Big Pipe Inc.)(3)	Alberta	Telecommunications Services
Shaw Satellite Services Inc. (formerly Canadian Satellite Communications Inc.)(4)	Federal	Satellite Services
Star Choice Communications Inc.	Federal	Satellite Services
Star Choice Television Network Incorporated	Federal	Satellite Services
Star Choice Satellite T.V. Inc.	Federal	Satellite Services
Notes:

(1)	The above table lists subsidiaries of Shaw in accordance with Multilateral Instrument 51-102, as well as certain other entities owned or controlled, directly or indirectly, by Shaw.

(2)	Shaw Cablesystems G.P. is a partnership of Shaw Communications Inc., Shaw Cablesystems Limited, Shaw Cablesystems (SBC) Ltd., Shaw Cablesystems (SMB) Limited, Shaw Cablesystems (SSK) Limited, Prairie Co-Ax TV Limited, Videon Cablesystems Inc. (“Videon”) and certain other subsidiaries of Shaw formed to operate the cable television systems owned by the partners.

(3)	On September 26, 2006, the name of Big Pipe Inc. was changed to Shaw Business Solutions Inc.

(4)	On October 3, 2006, the name of Canadian Satellite Communications Inc. was changed to Shaw Satellite Services Inc.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
      Unless the context otherwise indicates, a reference to “Shaw” or the “Corporation” in this Annual Information Form means Shaw Communications Inc. and its subsidiaries and other entities owned or controlled, directly or indirectly, by Shaw Communications Inc.
GENERAL DEVELOPMENT OF THE BUSINESS
      Shaw’s business is encapsulated within its vision statement: “We, the leading entertainment and communications company, deliver exceptional customer experience through outstanding people sharing Shaw values”.
      Shaw has two principal business divisions: (1) Cable Division — comprised of cable television, Internet, Digital Phone and Internet infrastructure service businesses; and (2) Satellite Division — comprised of direct-to-home satellite and satellite distribution service businesses. As a percentage of Shaw’s consolidated revenues for the year ended August 31, 2006, the Cable Division and Satellite Division represent approximately 73.5% and 26.5% of Shaw’s business, respectively compared to 73% (Cable Division) and 27% (Satellite Division) for the year ended August 31, 2005. The general development of each of these businesses is summarized below.

1.	Cable Division
      Shaw’s Cable Division is comprised of the cable television, Internet access, Digital Phone and Internet infrastructure (Shaw Business Solutions) operations.

(a)	Cable Television

(i) General
      Shaw’s initial core business was, and remains, cable television services, which today provides the customer base and physical infrastructure for much of the Corporation’s distribution service businesses. Under the name Capital Cable Television Co. Ltd., Shaw acquired its first licence to offer cable television services in Edmonton, Alberta and area in 1970. Over the course of the subsequent years, Shaw’s cable television operation has grown through a combination of the acquisition of new cable television licences awarded by the Canadian Radio-television and Telecommunications Commission (“CRTC”); the acquisition of existing cable companies; the exchange of cable systems and assets with other Canadian cable companies; and internally generated subscriber growth.
      Shaw is currently the second largest cable television company in Canada, and is the largest cable television provider in Western Canada. As at August 31, 2006, Shaw served approximately 2.2 million cable television customers in five provinces (British Columbia, Alberta, Saskatchewan, Manitoba and northwestern Ontario), representing approximately 28% of the Canadian cable television market.

(ii) Acquisitions and Dispositions
      The Canadian cable television industry has moved from a highly regulated environment to one based on fair and sustainable competition under the superintendence of the CRTC. In such a competitive environment, cable companies have adopted “clustering” strategies, consolidating and realigning geographically to take advantage of potential administrative, operating and marketing synergies that arise from larger, focused operations. In executing its own clustering strategy, Shaw has consolidated its position as the dominant provider of cable television services in Western Canada, with approximately three-quarters of its subscribers clustered in five large urban markets.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
      Over a number of years Shaw has acquired and divested various cable systems to complement its cable clusters. Effective in fiscal 2004, Shaw acquired certain assets of Monarch Cablesystems Ltd. for a base purchase price of $90 million, including $25 million cash and the balance through the issuance of Class B Non-Voting Shares of Shaw at $17.39 per share. The cable systems acquired by Shaw from Monarch serve subscribers in the Medicine Hat and Canmore regions in Alberta and in southern British Columbia (Hope, Fernie, Kimberley). Monarch is controlled by Willard H. Yuill, a director of the Corporation. The acquisition of the assets of Monarch was approved by independent and disinterested directors of the Corporation.
      During fiscal 2006, Shaw announced that it had entered into agreements to acquire several smaller cable systems in British Columbia and Ontario which complement Shaw’s existing cable operations. Two of these acquisitions were completed during fiscal 2006 and the remainder have been completed during fiscal 2007.

(b)	Internet Access
      Since 1996, Shaw has provided Internet access services to residential and small business subscribers in its cable television systems via a cable connection and cable modem. Commencing in 1998, Shaw’s high speed Internet services were offered under the brand name Shaw@Home and now are offered under the name Shaw High-Speed Internet.
      Shaw currently offers three levels of Internet service: Shaw High-Speed Internet, Shaw High-Speed Lite Internet and Shaw High-Speed Xtreme-Itm Internet. Shaw commenced offering Shaw High-Speed Lite Internet service (formerly known as Shaw Lite-Speed Internet) in fiscal 2002, targeted at users who do not require the features and speed (bandwidth capabilities) of Shaw’s High-Speed Internet service but who are interested in alternatives to dial-up services. In fiscal 2004, Shaw introduced High-Speed Xtreme-Itm, which offers significantly increased download and upload speeds, as compared to Shaw High-Speed Internet, for customers who regularly download large files or visit online gaming and content-rich multimedia sites.
      As at August 31, 2006, there were approximately 1,307,000 subscribers (connected and scheduled installations) to Shaw’s Internet access services, representing a penetration rate of approximately 60% of basic subscribers.
      Shaw’s Internet infrastructure is owned, managed and controlled exclusively by Shaw, as discussed below. All of Shaw’s Internet customers use Shaw’s own network and are given “@shaw.ca” email addresses.

(c)	Digital Phone
      In fiscal 2005, Shaw entered the “triple play” market of voice, video and data services with the launch of Shaw Digital Phonetm, a reliable, fully featured and affordable residential telephone service, across certain of its cable service areas, including Calgary, Edmonton and Winnipeg. In fiscal 2006, the Corporation expanded its Digital Phone footprint across other of its cable services areas, including Vancouver and Victoria and various other smaller centers. As at August 31, 2006, Shaw had approximately 213,000 digital phone lines (primary and secondary lines on billing plus pending installs).
      During fiscal 2006, Shaw invested approximately $86 million on the deployment of Digital Phone, which includes costs associated with customer premise equipment and installation, acquiring and operating softswitches (telecommunications switching infrastructure), IP transport, network redundancy, network equipment and back-up powering, information technologies and systems integration. In total, the Corporation has invested approximately $149 million in its Digital Phone deployment to August 31, 2006. Shaw currently uses Bell Inc. to provide wholesale services, including interconnection to the public switched telephone network and long distance termination, in order to enable Shaw to provide residential phone service to its customers in Western Canada.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006

(d)	Internet Infrastructure (Shaw Business Solutions)
      Shaw’s Internet infrastructure services are offered through Shaw’s subsidiaries Shaw Business Solutions Inc. and Shaw Business Solutions U.S., Inc. (together, “Shaw Business Solutions”).
      Shaw Business Solutions Inc. was established in 2000, under the name Big Pipe Inc., to develop and operate the fibre network that serves as the primary Internet backbone for Shaw’s broadband Internet customers and to provide Internet and data connectivity services to large and medium businesses and other organizations. Shaw Business Solutions maintains a relationship with Group Telecom, a division of Bell Canada (formerly 360 networks inc.) (“Group Telecom”), pursuant to a master services agreement and an indefeasible right of use with respect to a portion of Group Telecom’s U.S. fibre network.
      Shaw Business Solutions has built both its fibre network and its customer base to promote future revenue growth. Its network consists of a redundant two route fibre backbone transecting Canada and the United States. The southern route consists of approximately 6,400 route kilometers (4,000 miles) of fibre located on routes between Vancouver (via Calgary, Winnipeg, Chicago, Toronto and Buffalo) and New York City. The northern route consists of approximately 4,000 route kilometers (2,500 miles) of fibre between Edmonton (via Saskatoon, Winnipeg and Thunder Bay) and Toronto. In addition, as a result of arrangements with Group Telecom, Shaw Business Solutions has additional capacity to connect the cities of Toronto (via Montreal and Boston) to New York City, Seattle (via Victoria) to Vancouver, Edmonton and Toronto.

2.	Satellite Division
      Shaw’s satellite business is operated through its wholly-owned subsidiary, Shaw Satellite Services Inc. (“Satellite Services”), formerly known as Canadian Satellite Communications Inc., a Canadian satellite services company. Incorporated in 1980, Satellite Services provides satellite-based solutions to businesses and owns 100% of Star Choice Communications Inc. (“Star Choice”), which through its subsidiary Star Choice Television Network Incorporated, is one of two licensed direct-to-home (“DTH”) operators in Canada. Shaw’s interest in, and eventual control of, Satellite Services was acquired through several transactions between 1997 and 2003.
      On October 4, 2006, Shaw announced the rebranding all of its companies in the Satellite Division to leverage the Shaw name and build a consistent identity within the business. Star Choice will be branded Star Choice, a Shaw Company, and the Satellite Distribution Services will be branded Shaw Broadcast Services, (formerly known as Cancom Broadcast Solutions) and Shaw Tracking (formerly known as Cancom Tracking Solutions).
DESCRIPTION OF SHAW’S BUSINESSES
      A description of each of the principal businesses comprising Shaw’s Cable Division and Satellite Division, along with certain additional information, is set forth below.

1.	Cable Division

(a)	Cable Television

(i) General
      Shaw is the second largest cable television company in Canada, serving approximately 28% of the Canadian cable television market with a concentrated focus on Western Canada. Currently, over 75% of Shaw’s cable television subscribers are clustered in and around five major urban markets in Western Canada: Vancouver and Victoria (Vancouver Island), British Columbia; Calgary and Edmonton, Alberta; and

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
Winnipeg, Manitoba. The balance of Shaw’s subscribers is mainly in smaller clusters, linked via fibre either to each other or to larger markets. These markets include the Okanagan region, British Columbia (Kamloops, Kelowna, Penticton, Vernon); Saskatoon/ Prince Albert/ Moose Jaw/ Swift Current, Saskatchewan; and Thunder Bay/ Sault Ste. Marie, Ontario.
      Shaw has achieved a critical mass of subscribers in its larger markets by completing selective acquisitions, using a clustering strategy and seamlessly integrating new customers. Clustering involves consolidating and realigning geographically around a regional office to provide subscriber services to several contiguous communities, thereby creating potential administrative, operating and market synergies through shared facilities and services and reduced operating redundancies.

(ii) Cable Network
      Shaw’s cable television business is operated through Shaw’s extensive fibre optic and co-axial cable distribution network. Shaw’s fibre backbone and interconnect network links Shaw’s cable systems and subscribers together. Shaw receives originating television signals at its head-end sites through satellite, transmitters, off-air antennae and microwave systems and re-transmits these signals via its network to customers’ homes in Shaw’s licensed areas. Digital cable customers receive additional services via digital cable terminals (“DCTs”) which translate additional encrypted signals delivered to customers’ homes over Shaw’s network.
      Shaw’s strategy is to leverage its network by providing additional services beyond traditional cable. In past years, Shaw enhanced the quality, depth and capacity of its plant and network infrastructure through significant capital investments. The plant and network is now essentially fully digital and two-way capable. Over the past three years, Shaw has made capital investments in order to leverage its existing network to offer telephony services. These ongoing investments have enabled Shaw to expand its service offerings to include digital programming, Internet, Video-on-Demand (“VOD”), High Definition Television (“HDTV”), and Digital Phone.

(iii) Cable Television Offerings
      Shaw offers a variety of cable television services from which its customers may choose.
      (A) Basic Cable and Extended Tiers
      Basic cable service in Canada consists primarily of local and national programming, as well as major U.S. networks. The number of channels offered and the monthly fee charged for basic service vary depending on the cable system in question. As at August 31, 2006, Shaw served approximately 2,186,000 basic cable subscribers.
      Extended tier cable is comprised of three discretionary tiers of services that consist of Canadian and non-Canadian specialty television programming. Canadian specialty television networks carried on the various tiers include CMT, Showcase, Discovery, History, Outdoor Life Network, Teletoon and Sportsnet. Foreign services represented on the tiers include TBS, Spike, CNN, TLC and A&E. In fiscal 2006, Shaw added the popular movie services Movie Central Encore Avenue, Turner Classic Movies and American Movie Classics to its analog discretionary channel choices.
      The majority of Shaw’s customers currently receive at least 58 analog channels on basic cable or as part of an extended tier, including the local news, sports and information programming produced by Shaw TV. Basic cable and extended tier customers can receive these analog channels using their current television tuners, so that no additional external equipment is required.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
      (B) Digital Cable
      Digital cable significantly expands the range of services that may be offered to a subscriber and extends programming capacity to more than 200 channels. Digital cable, which is delivered by the Corporation’s network to DCTs deployed in subscribers’ premises, also enhances picture and sound quality and provides the platform from which Shaw has launched, and expects to be able to launch, new revenue-generating video and interactive services.
      Shaw’s digital cable offering includes an interactive program guide, parental controls, 40 digital music formats (MaxTrax/ Galaxie), digital basic channels such as popular time-shifted U.S. major networks, Teletoon, Family Channel, Telelatino, Star!, CNBC, NFL Network, The Golf Channel and Basic HDTV channels, plus access to specialty and ethnic programming services and premium pay television and pay-per-view programming.
      Shaw carries over 45 low cost digital channels (“diginets”), including CRTC-licenced Category 1 “must carry” Canadian programmed services (such as Biography Channel, Documentary Channel, Fashion TV and Independent Film Channel) and discretionary Category 2 services (such as National Geographic, BBC Canada, Dejaview and Lonestar). Digital cable customers are able to select individual channels to tailor their own packages in a “pick and pay” manner, at a set per-channel price, or to make certain channel packages of their choice at a substantial per-channel price savings.
      In fiscal 2006, Shaw launched a distant-Canadian time shift package of 10 cross-Canada channels. Shaw also added additional HDTV channel choices, and announced an HD Plus subscription package of services.
      As of August 31, 2006, digital cable was available in almost all of Shaw’s cable systems. As at such date, Shaw had approximately 853,000 DCT’s deployed in customer premises and approximately 670,000 digital subscribers, representing a penetration rate of approximately 31% of basic cable television subscribers. Of these installed DCT’s, approximately 94,000 have access to HDTV programming on up to 12 featured HDTV channels.
      (C) Pay Television and Pay-Per-View
      Shaw’s pay television offering consists of genre-based commercial-free movie channels (with up to five choices offered under the brand Movie Central in Western Canada and The Movie Network in Eastern Canada), up to four Superstations from the United States and certain other ethnic, premium and adult services. These pay television offerings are available to subscribers for monthly fees which vary depending on the pay television offering selected.
      Shaw also offers up to 50 channels of interactive, impulse pay per view (“PPV”) to its digital subscribers. Shaw’s PPV offering allows customers to select and pay for specific programs which are available on various channels with different start times. PPV offerings include movies, sports, concerts and other special events, with the price dependent on the nature of the programming. Shaw is the principal provider of NHL PPV hockey in Western Canada, with over 40 games a year offered in-market through agreements with the Vancouver Canucks, Edmonton Oilers and Calgary Flames.
      (D) Video-on-Demand (“VOD”)
      Shaw also offers VOD services in selected markets under the name Shaw Video-on-Demand. Shaw’s VOD service enables customers to select programming from a library of titles through an on-line ordering system or directly through the interactive program guide, and to view the programming on their television at a time of their choosing, with full digital video disk-type functionality, including pause, skip backward and skip forward. Viewers have unlimited viewing of a program at their convenience for a 24 hour period.
      Shaw’s VOD service is available exclusively to Shaw’s digital cable customers. Over the course of fiscal 2005 and fiscal 2006, the Corporation had rolled out its VOD services in all of its major systems, as well as in

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
several of its smaller systems. It had also launched on-screen ordering of VOD content in many of such systems.
      As part of its VOD service, Shaw has entered into content licensing arrangements with several movie studios and content providers, including Universal Studios, Twentieth Century Fox, Paramount Pictures, Warner Brothers, Viacom/ CBS and Alliance Atlantis Communications Inc. These arrangements provide Shaw’s VOD service with a library of current feature films, major motion pictures and other content, including VOD choices for popular television shows such as Rockstar and Survivor. The Corporation also supports subscription-based VOD services with Corus Entertainment Inc. (Movie Central on Demand and Treehouse) and with the Anime Network. Subscription-based VOD services allow a customer to access a library of films and series on a VOD basis, while paying a monthly subscription fee rather than a per-transaction fee.
      (E) Bundling of Services
      Cable offers customers attractively priced combinations of its four distinct products: analog video, digital video, Internet and Digital Phone. It measures bundled customers as the number of customers subscribing for two or more of those services as a percentage of basic customers.
      As at August 31, 2006, approximately 52% of Shaw’s cable customers subscribed to a bundled service. The benefits of bundling to customers include the convenience of “one-stop shopping” and price savings. The benefits to Shaw include retention of existing customers (churn reduction); attraction of new customers; incremental penetration as customers upgrade to additional services offered in a bundle; and operational efficiencies through centralized billing and customer care.
      Shaw has also partnered with several national Canadian retailers, such as Future Shop, Visions and Best Buy, to offer Shaw products and services through point-of-purchase displays in key retail locations. The focus of such marketing efforts centres on offering Shaw cable-related and Internet products and services in attractive bundles at competitive price points.
      (F) New Video Services
      Shaw anticipates that its on-going investment in network upgrades, along with advances in technology, will allow the Corporation to continue to upgrade and increase its cable television service offerings. Shaw expects to continue to roll-out digital cable services and VOD to an increased number of its subscribers, both in areas not previously able to receive such services and in areas already receiving such services. Shaw expects that newly-launched video services (VOD and HDTV choices, in particular) will enhance its current product offerings, making them more attractive to existing and potential customers.
      Shaw has launched HDTV channels and programming in most of its cable systems, including a 24 hour HDTV movie channel from Movie Central, sports programming from SportsNet, TSN, Discovery Network and A&E. HDTV offers superior picture detail and sound quality in a format that fully utilizes the capabilities of wide screen, high-definition ready televisions. In support of HDTV, Shaw offers for purchase, next-generation DCTs which support the decoding and processing of HDTV content without requiring additional digital terminals or equipment, as well as a DCT which incorporates HDTV and personal video recorder features into one box.

(iv) Competition
      Cable providers operate in an open and competitive marketplace. Shaw’s cable television business faces competition from regulated entities utilizing existing communications technologies and from currently unregulated and illegal services. In addition, Shaw may face competition in the future from other newer technologies being developed or to be developed.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
      More specifically, Shaw’s cable television systems compete with subscription DTH satellite services, satellite master antenna systems, multipoint distribution systems (“MDS”), telephone companies offering DSL video service, Internet Protocol television providers, web-based video services and wireless mobile operators. Shaw also competes with the direct reception by antenna of free, unencrypted over-the-air local and regional broadcast television signals.
      DTH is currently the largest competitor to cable by number of subscribers, delivering programming via signals sent directly to receiving dishes from medium and high-powered satellites. DTH services presently provide more extensive channel line-ups and are fully digital. Two licensed operators, Star Choice, a Shaw Company, and Bell ExpressVu, are currently providing DTH services in Canada. These DTH operators currently provide service to approximately 2.6 million Canadian households. In addition, grey and black market satellite services (i.e. DTH programming services obtained in Canada without authorization from the CRTC or from the DTH providers) also constitute competitive services. The Supreme Court of Canada has ruled that grey and black market DTH providers are violating the Radiocommunication Act (Canada), and are therefore providing an illegal service.
      MDS delivers television programming by unobstructed line-of-sight microwave transmission to subscribers equipped with special antennae. Since 1995, the CRTC has approved MDS applications of distributors competing with cable television service in given service areas. In particular, the CRTC has granted licences to Craig Wireless International Inc. (formerly Skycable Inc.) with respect to certain areas of Manitoba and British Columbia and to Image Wireless Communications Inc. with respect to certain areas of Alberta and Saskatchewan. The CRTC has also issued a licence to Look Communications Inc. to operate MDS undertakings in southern and eastern Ontario and in Quebec.
      Other competitive television undertakings are licenced to operate within the authorized service areas of incumbent cable licences. One of these competitive undertakings, Novus Entertainment Inc., operates within Shaw’s licenced service areas in Vancouver.
      Since 1998, telephone companies have been eligible to hold full scale broadcasting distribution licences from the CRTC. To date, six telephone companies have been granted broadcasting distribution licences to provide television services, including in some cases, VOD: Telus Corporation currently offers Telus TV in select parts of Alberta, British Columbia and Quebec; SaskTel offers Max TV in Saskatchewan; Manitoba Telecom Services Inc. offers viewers a competitive choice with MTS TV in Manitoba; Bell Canada offers services in parts of Ontario and Quebec; Télébec offers services in Quebec; and Aliant Telecom Inc. offers services in Atlantic Canada.
      In Shaw’s territory, SaskTel launched its MaxTv service in September 2002 and as of December 31, 2005 had over 42,000 customers. Manitoba Telecom Services Inc. launched its MTS TV service in January 2003 and as of June 30, 2006 had approximately 56,000 customers. Telus has begun a limited launch of its DSL video service in a small number of markets.
      To date, none of these competitors has had a material impact on Shaw’s overall cable television operations. However, there can be no assurance that increased competition will not have a material adverse effect on Shaw’s results of operations. Almost all of Shaw’s cable systems are concentrated in major urban markets having favourable demographics and growth potential, with most of the remainder in smaller clusters, linked via fibre optic distribution systems either to each other or to larger markets. Through this clustering strategy, Shaw maximizes the benefits of operating efficiencies, enabling it to be a low cost service provider, which is a necessary component in strengthening its competitive position. In addition, Shaw plans to continue to deploy new technologies to increase channel capacity, to expand the range and quality of its services and to enhance its programming and communication service offerings, including for example, VOD, interactive television, full digital line-ups, HDTV and Digital Phone.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006

(b)	Internet Access

(i) General
      Leveraging off its cable television infrastructure, Shaw has provided high speed Internet access services to residential and small business subscribers since 1996. Offered under the brand name Shaw@Home commencing in 1998, and currently offered under the name Shaw High-Speed Internet, Shaw’s Internet access service is up to 200 times faster than conventional telephone access and is designed to be significantly faster than competing digital services over the telephone lines. Shaw High-Speed Internet customers receive up to ten email addresses, 200 megabytes of personal web space and two cable modems. Shaw’s High-Speed Internet service is also bundled with several complementary products and services, as well as many of the latest multimedia plug-ins.
      Shaw currently offers three levels of Internet service: Shaw High-Speed Internet, Shaw High-Speed Lite Internet and Shaw High-Speed Xtreme-Itm Internet. Introduced during fiscal 2002, Shaw’s High-Speed Lite Internet service is targeted at users who do not require the features and speed (bandwidth capabilities) of Shaw’s High-Speed Internet service but who are interested in alternatives to dial-up services. Through a Shaw cable modem connection, the Shaw High-Speed Lite Internet Service features speeds up to five times faster than traditional dial-up service, an “always on” connection, one unique email address and 20 megabytes of personal web space.
      Utilizing DOCSIStm technology (as described below), the Corporation launched Shaw High-Speed Xtreme-Itm during fiscal 2004. Xtreme-Itm offers significantly increased download and upload speeds, which appeals to customers who regularly download large files or visit online gaming and content-rich multimedia sites.
      In providing its Internet access services, Shaw deploys an advanced generation of cable modem, based on Data Over Cable Service Interface Specification (DOCSIStm) 2.0 specifications. This technology has enabled Shaw to increase the capabilities and reliability of its network by increasing the capacity and throughput in both the upstream and downstream portions of Shaw’s cable infrastructure. As a result, the capacity of the Corporation’s network in both directions has increased to up to 30 megabits per second in both directions, representing approximately five times the capacity of pre-DOCSIS cable modems.
      During fiscal 2006, Shaw continued to invest in Internet value-added services and product improvements, including the addition of Shaw Photo Share, an on-line way to store pictures for sharing with family and friends, and also increased the speed of Shaw High Speed Xtreme-I Internet to a level of up to 10 megabits per second.
      Shaw’s Internet services are currently available in almost all of Shaw’s operating areas. As at August 31, 2006, Shaw’s Internet services had approximately 1,307,000 subscribers (connected and scheduled installations), representing a penetration rate of approximately 60% of basic subscribers.
      As at August 31, 2006, approximately 157,000 subscribers for Shaw’s Internet services did not concurrently subscribe for any of Shaw’s cable television or Digital Phone services.

(ii) Network
      The fibre network that serves as the primary Internet backbone for Shaw’s broadband Internet customers is operated by Shaw Business Solutions (see “Description of Shaw’s Businesses — Cable Division-Internet Infrastructure”). The network, which is designed with fibre optic technology and has redundant capacity, extends from Victoria to New York, with connectivity to major Internet peering points in Seattle, Washington; Palo Alto, California; Chicago, Illinois; and Ashburn, Virginia.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
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      Shaw has made significant investments to improve the speed and performance of its Internet access services. Future upgrades and enhancements of Shaw’s capital infrastructure are anticipated on a selective basis, including to build up the Corporation’s Internet backbone and decrease average node size.
      Shaw operates two Internet data centres in Calgary, Alberta. The data centres allow the Corporation to manage its Internet services exclusively and to provide e-mail service directly to its customers using “@shaw.ca” e-mail addresses. The data centre also allow Shaw to manage its own operations in terms of DNS, DHCP, provisioning web space, backbone connectivity and peering arrangements into the United States. The centres also host Shaw customers’ most popular web content locally.

(iii) Competition
      There are a number of different types of ISPs offering residential and business Internet access services that currently compete, or may in the future compete, with Shaw’s Internet services. These include on-line service and content providers (such as AOL Canada), independent basic access service providers (both national and regional), incumbent telephone companies, wireless communications companies and electricity transmission and distribution companies.
      Many ISPs provide telephone dial-up Internet access services with typical access speeds of up to 56 kilobites per second. Such services are provided by incumbent telephone companies and independent ISPs (mainly through the use of the telephone companies’ facilities and services). According to a report from the CRTC dated October 2005, approximately 27% of all Internet subscribers in Canada used low-speed dial-up access services, while the other 73% used high speed services.
      High speed Internet access services are principally provided through cable modem and digital subscriber line (“DSL”) technology. High speed services enable users to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than dial-up access through a regular telephone line. Internet access services through cable modem technology are currently provided by cable companies, although the CRTC has also authorized third-party ISPs to access cable companies’ facilities to deliver high speed Internet services (as discussed below). DSL services are principally offered by incumbent telephone companies, such as BCE Inc., SaskTel, Manitoba Telecom Services and Telus Corporation.
      The ISPs have access to cable companies’ facilities to deliver competing Internet access service. Currently, competing ISPs have access to high speed access services of Shaw pursuant to a third party Internet access tariff that came into effect on November 2, 2004, and which has subsequently been updated on March 20, 2006. Such third party Internet access services are available in Vancouver, Victoria, Calgary, Edmonton, Saskatoon and Winnipeg. Currently, only one ISP has subscribed to the tariff. Until such time as an ISP subscribes to the tariff, or areas where Shaw’s third party Internet access services are not available, Shaw has been directed by the CRTC to allow ISPs to resell cable Internet services at a 25% discount from the retail rate. Currently, there are three ISPs using Shaw’s resale services at the resale discount rate.
      Although operating in a competitive environment, Shaw expects that consumer desire for Internet access services, generally, and for bandwidth-intensive applications on the Internet (including streaming video, digital downloading and interactive gaming), in particular, will lead to continued, growth for high speed Internet services such as Shaw High-Speed Internet.

(c)	Digital Phone

(i) General
      During fiscal 2005, Shaw launched its fully featured residential telephone service under the brand name Shaw Digital Phonetm. Shaw Digital Phone combines local, long distance and the most popular calling features into a simple package for a fixed monthly fee. The service includes a local residential line, unlimited

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anytime long distance calling within Canada and the United States, 1000 international calling minutes per month to a wide variety of countries in Europe and the Asia/ Pacific Region, as well as six calling features (voicemail, call display, call forwarding, three-way calling, call return and call waiting). Professional installation, access to E-911 (enhanced 911 emergency service), directory and operator services, and around-the-clock (24/7/365) customer support also form part of the Shaw Digital Phone service, at no additional cost to subscribers. With Shaw Digital Phone, customers have the option of keeping their current home phone numbers and the service works with existing telephones in customers’ homes, so that no purchase of additional equipment is required.
      Shaw Digital Phone utilizes PacketCabletm technology and DOCSIStm specifications. Customers connect their existing phone lines into modems usually installed at the location of the central wiring in the customers’ premises. The modem converts the voice conversation into digital IP packets that are carried to an IP-based telephone switch (“softswitch”). At this point, the packets are transformed again into analogue signals and are handed off to the public switched telephone network or may be routed through the IP network to the called party.
      During fiscal 2005, the Corporation launched Shaw Digital Phone across certain of its cable service areas, including Calgary, Edmonton and Winnipeg, and in fiscal 2006, Shaw expanded its Digital Phone footprint across other of its cable service areas including Vancouver, Victoria and various other smaller centers in Alberta and British Columbia. As at August 31, 2006, Shaw had approximately 213,000 digital phone lines (primary and secondary lines on billing plus pending installs).

(ii) Competition
      The competitors of Shaw Digital Phone include incumbent telephone companies (“ILECs”) (such as Telus Corporation, SaskTel, Manitoba Telecom Services Inc., and subsidiaries or affiliates of BCE Inc.), competitive local exchange carriers (“CLECs”) (such as Rogers Telecom Inc., formerly Sprint Canada Inc.) and non-facilities-based Voice over Internet Protocol (“VoIP”) providers (such as Primus Telecommunications Canada Inc. and Vonage Holdings Corp.). As the market for VoIP services develops and as VoIP technology evolves, new competitors (such as IT providers, network vendors and system integrators) may emerge from companies that have not offered voice solutions in the past.
      The ILECs currently control the vast majority of the local telephone services market in Canada. Several of such competitors have larger operational and financial resources than the Corporation and are well established with residential customers in their respective markets. See “Canadian Regulatory Environment — Digital Phone” for a discussion of regulatory factors affecting competition for Digital Phone.

(d)	Internet Infrastructure (Shaw Business Solutions)

(i) General
      Shaw’s Internet infrastructure business is principally operated through Shaw Business Solutions which was established in 2000. Shaw Business Solutions operates the national fibre network that is the primary Internet backbone for Shaw’s broadband Internet customers. This backbone network is also used to carry Shaw Digital Phone capacity and video signals. In addition, Shaw Business Solutions’ facilities are available to Internet service providers (“ISPs”), cable companies, broadcasters, governments and other businesses and organizations that require end-to-end Internet and data connectivity. In particular, Shaw Business Solutions is focused on being a major account and wholesale provider offering third parties advanced high-speed data connectivity and Internet services in Canada and the United States. Its offerings currently include data and video transport and Internet connectivity services.
      Shaw Business Solutions launched its operations in Canada in March 2000 and commenced operations in the United States during fiscal 2003. During fiscal 2006, Shaw Business Solutions continued to grow its third

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party revenues with a focus on the large and medium customer market in North America. It also continues to establish public and private peering arrangements and high-speed connections to major North American, European and Asian network access points and other tier-one backbone carriers.

(ii) Shaw Business Solutions Network
      Shaw Business Solutions’ network consists of a redundant two route fibre backbone transecting Canada and the United States, combined with numerous local access, intra-city fibre optic networks in municipalities served by Shaw Business Solutions.
      The fibre network serves as a national platform for voice services, IP-based services, business-to-business Services and video. The network also extends connectivity to all major Internet national peering points (NAPs) in Canada, the United States and Europe.
      The Shaw Business Solutions network includes multiple fiber capacity on two diverse cross-North America routes. Shaw Business Solutions’ southern route principally consists of approximately 6,400 route kilometers (4,000 miles) located on routes between Vancouver (via Calgary, Winnipeg, Chicago, Toronto and Buffalo) and New York City. The northern route consists of approximately 4,000 route kilometers (2,500 miles) of fibre between Edmonton (via Saskatoon, Winnipeg and Thunder Bay) and Toronto. This route provides redundancy for the existing southern route. In addition, as a result of arrangements with Group Telecom, Shaw Business Solutions secured additional capacity to connect the cities of Toronto (via Montreal and Boston) to New York City, Seattle (via Victoria) to Vancouver and Edmonton to Toronto.

(iii) Competition
      Through its Shaw Business Solutions subsidiaries, Shaw competes with other telecommunications carriers in providing high speed broadband communications services (data and video transport and Internet connectivity services) to businesses, ISPs and other telecommunications providers. The telecommunications services industry in Canada is highly competitive, rapidly evolving and subject to constant change. Shaw Business Solutions competitors include ILECs (such as Telus and Bell Canada), competitive access providers, competitive local exchange carriers, ISPs, private networks built by large end users and other telecommunications companies. In addition, the development and implementation of new technologies by others could give rise to significant new competitors.

2.	Satellite Division

(a)	General
      Shaw’s Satellite Division is principally operated through Shaw’s wholly owned subsidiaries, Satellite Services and Star Choice, and is comprised of DTH satellite and satellite distribution service businesses, as follows:

(i) Star Choice DTH — distribution of digital video and audio programming services via direct-to-home satellite to Canadian residences and businesses;

(ii) Satellite Distribution Services:

(A) Shaw Broadcast Services — uplink and redistribution of television and radio signals via satellite to cable operators and other distributors, and related network services; and

(B) Shaw Tracking — provision of satellite tracking and messaging services to the Canadian trucking industry, and integration and management of satellite data networks with land-based telecommunications.

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      Star Choice and Satellite Services share a common satellite infrastructure. The DTH and satellite services businesses distribute largely the same digital video and audio signals to different markets (residential and business), thereby allowing the Corporation to derive distinct revenue streams from different customers using a common platform.

(b)	Satellite Network
      Satellite Services owns and leases, directly and indirectly, satellite transponders that receive and amplify digital signals and transmit them to receiving dishes located within the footprint covered by the satellite. Satellite Services’ interests in such transponders are set forth in the table below.

Nature of Cancom
Satellite	Transponders	Interest

Anik F2	18 Ku-band	Owned
	3 Ku-band	Leased
Anik F1R(1)	28 Ku-band	Leased
	2 C-band	Leased
Intelsat 1A5 (formerly known as Telstar 5)	1 Ku-band (partial)	Leased
Note:

(1)	Anik F1R was launched on September 9, 2005 and went into commercial service effective October 3, 2005. North American traffic on the Anik F1 satellite, including traffic relating to Star Choice’s DTH service, was then transferred from Anik F1 to Anik F1R. The Corporation has a service arrangement with Telesat Canada for the capacity on Anik F1R which has the same substantive benefits and obligations as on Anik F1. The Anik F1R arrangements expire in February, 2016 which was the originally expected end-of- service life for Anik F1.

(c)	Satellite Businesses

(i) Star Choice DTH
      Through its wholly-owned subsidiary Star Choice Television Network Incorporated, Star Choice is one of two DTH satellite operators licensed by the CRTC to deliver digital subscription video and audio programming services from satellites directly to subscribers’ homes and businesses. Star Choice began the national roll-out of its digital DTH services in October 1997 and, as at August 31, 2006, had approximately 869,000 subscribers across Canada.
      The market for Star Choice’s digital DTH services can be divided into three principal categories: households not served by cable and typically having access to a limited number of broadcast services; households underserved by cable (i.e. served by cable systems that offer fewer than 80 channels); and households that receive full service cable (80 or more channels), primarily in urban areas. Other potential customers include Canadian commercial, institutional and recreational facilities interested in video and audio programming.
      Star Choice currently offers over 430 digital video and audio channels, with a programming line-up that offers the vast majority of television services that are available in Canada, including local over-the-air broadcasters, national networks, specialty channels, U.S. and foreign channels, adult programming and ethnic services. Star Choice obtains such programming from program providers whose distribution is authorized by the CRTC, in most cases pursuant to non-exclusive contracts ranging in term from three to five years. Star Choice’s subscribers have the option of choosing from a menu of programming packages designed to target and accommodate subscriber interests, primary language, income level and type of household. Such packages

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are primarily sold through a nation-wide distribution network of over 3,000 retail locations, including The Source (formerly known as Radio Shack), Future Shop, Best Buy, Leon’s and The Brick.
      During the 2001 fiscal year, Star Choice moved to dual satellites (Anik E2, subsequently replaced by Anik F2; and Anik F1, subsequently replaced by Anik F1R) whose signals can be received by customers through a unique elliptical dish. With multiple satellite reception, Star Choice expanded its offering to over 400 channels and has since further enhanced its services by offering customers more HDTV channels and additional programming services. Late in fiscal 2005, Star Choice also acquired two additional Ku-band transponders on Anik F2, which have allowed Star Choice to further expand its pay-per-view and high definition services.
      As part of its commitment to enhance its service offerings, during fiscal 2005, Star Choice was the first Canadian satellite service provider to launch an integrated dual-tuner digital video recorder (“DVR”) with high-definition, which allows a customer to watch one show while recording another, either in standard or high-definition formats. In fiscal 2005, Star Choice also introduced two new receivers which provide a more economical entry point for new customers and enable new customers to expand the range of Star Choice services in their homes. In fiscal 2006, Star Choice introduced a new receiver which offers customers an economic entry point for receiving high definition channels.

(ii)	Satellite Distribution Services
      (A) Shaw Broadcast Services
      Shaw Broadcast Services (formerly Cancom Broadcast Solutions) redistributes television and radio signals via satellite to cable operators and other multi-channel system operators in Canada and the U.S. and provides uplink and network management services for conventional and specialty broadcasters on a contract basis.
      The redistribution of signals to cable companies and other operators is known in Canada as satellite relay distribution undertaking (“SRDU”) services. Satellite Services currently provides SRDU and signal transport services to over 500 distribution undertakings, primarily cable operators, and redistributes more than 300 television signals and 125 audio signals in both English and French to multi-channel system operators. Shaw Broadcast Services also offers HITS/ QT (Headend In the Sky/ Quick Take), which allows small and medium size cable companies to offer digital signals to subscribers for a substantially reduced capital outlay. HITS/ QT facilitates increased availability and penetration of digital services in Canada and thereby adds incremental revenues to Shaw Broadcast Services from the additional services provided to smaller cable companies.
      Shaw Broadcast Services’ uplink and network management services include backhaul (transport of signals to the uplink site), uplink (delivery of signal to the satellite so that it can be distributed to cable operators and other distributors), bandwidth, authorization and signal monitoring. Shaw Broadcast Services currently provides such services to approximately 125, specialty and pay services across Canada, as well as to Canadian pay audio services (MaxTrax and Galaxie).
      (B) Shaw Tracking
      Shaw Tracking (formerly Cancom Tracking Solutions) provides mobile tracking and messaging services to approximately 550 companies and is the largest provider of such services in the long-haul trucking industry in Canada, with over 35,000 vehicles using its services. Shaw Tracking’s services effectively integrate a carrier’s truck fleet and dispatch system so that an office-bound dispatcher and back-office computer systems can be in direct and immediate contact with their trucks via satellite, no matter how widely dispersed that truck fleet is across North America.

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(d)	Competition
      The Star Choice DTH business faces much the same competitive environment as Shaw’s cable television business. Competitors include Bell ExpressVu (the only other licensed DTH satellite service currently operating in Canada), cable television companies, grey and black market satellite service providers and other competitors such as wireless operators, telephone companies and off-air television broadcasters. See “Description of Shaw’s Businesses — Cable Division — Cable Television — Competition”.
      In its Canadian SRDU business, Satellite Services faces competition principally from Bell ExpressVu. At present, Satellite Services and Bell ExpressVu are the only licensed SRDU operators in Canada. Satellite Services also faces competition from the expansion of fibre distribution systems into territories previously only served by SRDU operators. This expansion permits delivery of distant U.S. and Canadian conventional television stations to more remote locations without the use of satellite transmission.

3.	Additional Information Concerning Shaw’s Businesses

(a)	Seasonality and Customer Dependency
      Shaw’s cable television and Internet subscriber numbers are subject to seasonal fluctuations with the fall season (coinciding with the return of students to school, the return from vacations and the new television and holiday seasons) being stronger than other seasons. The Star Choice DTH subscriber activity tends to follow the cycles of the retail industry, with the greatest sales volume occurring in the four months leading up to and including the Christmas holiday season. In addition, Star Choice subscriber numbers are affected by vacation schedules (as customers reconnect and disconnect DTH services at summer homes) and by “snowbirds” (customers who vacation in warmer climates during winter months and reconnect and disconnect services accordingly). While subscriber activity is generally subject to these seasonal fluctuations, it may also be affected by competition and varying levels of promotional activity undertaken by the Corporation.
      Shaw’s businesses generally are not dependent upon any single customer or upon a few customers.

(b)	Environmental Matters
      Shaw’s operations do not generally have a significant impact on the environment. The Corporation has not made, and does not anticipate making, any significant capital expenditures to comply with environmental regulations. Such regulations have not had, and are not expected to have, a material effect on the Corporation’s earnings or competitive position.

(c)	Foreign Operations
      Shaw does not have material foreign assets or operations.
      Shaw Business Solutions U.S. Inc., (formerly known as Big Pipe U.S., Inc.) a wholly-owned subsidiary of Shaw, has entered into an indefeasible right of use with respect to a portion of Group Telecom’s United States fibre network and owns certain other fibre and facilities in the United States. Shaw Business Solutions U.S. Inc. commenced revenue-generating operations in the United States in fiscal 2002. Its revenues for the year ended August 31, 2006 were not material.

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(d)	Employees
      As at August 31, 2006, the Corporation employed approximately 8,200 persons.

4.	Risk Factors
      A discussion of risks affecting the Corporation and its business is set forth under the heading “Introduction to the Business — Known Events, Trends, Risks and Uncertainties” in Management’s Discussion and Analysis for the year ended August 31, 2006, as contained on pages 18 to 25 of the Corporation’s 2006 Annual Report, which discussion is incorporated by reference herein. The description of risks does not include all possible risks, and there may be other risks of which the Corporation is currently not aware.
CANADIAN REGULATORY ENVIRONMENT

1.	Overview
      The Canadian communications industry is regulated by the CRTC, which supervises Canadian broadcasting and telecommunications systems, including broadcasting distribution undertakings (“BDUs”) and telecommunications common carriers. The CRTC’s telecom mandate includes ensuring that Canadians have access to reasonably priced, high-quality, varied and innovative communications services that are competitive nationally. The CRTC’s broadcasting mandate includes ensuring that BDU’s give priority to the carriage of Canadian services and provide efficient delivery, as well as ensuring that the system is regulated and supervised in a flexible manner.
      Shaw’s cable television, Internet, satellite and telecommunications businesses are subject to regulation principally by the CRTC pursuant to the Broadcasting Act (Canada) and the Telecommunications Act (Canada), as well as pursuant to certain other legislation, such as the Copyright Act (Canada) and the Radiocommunication Act (Canada). Shaw’s cable television and satellite (DTH and SRDU) businesses, in particular, are dependent upon licences granted and exemption orders issued by the CRTC and other regulatory bodies pursuant to such legislation. Shaw’s businesses are also regulated by technical requirements and performance standards established by Industry Canada, primarily under the Radiocommunication Act (Canada) and the Telecommunications Act (Canada).

2.	Cable Television

(a)	General
      CRTC regulations govern the types of services offered, packaging, and in some cases the fees that may be charged, by terrestrial BDUs such as cable television, telephone company DSL and MDS systems. Under the Broadcasting Distribution Regulations (the “Broadcasting Regulations”), there are three licensed classes of terrestrial BDU’s: (i) Class 1 systems (serving 6,000 or more subscribers); (ii) Class 2 systems (serving between 2,000 and 5,999 subscribers); and (iii) Class 3 systems (serving fewer than 2,000 subscribers or located in areas which receive not more than two Canadian television signals over the air).
      There are also two classes of systems that are exempt from licensing, licensing fees, and certain regulatory requirements. These are systems with less than 2,000 subscribers, and systems having between 2,000 and 6,000 subscribers.
      Class 1 systems are subject to the most comprehensive regulation by the CRTC. Such regulations govern basic cable rates; the distribution and packaging of services (e.g. number of Canadian versus non-Canadian services per package); and priority access by Canadian television and audio services over foreign services. The Broadcasting Regulations allow for basic rate deregulation of Class 1 systems once 5% of the customers within their licensed territories have chosen an alternate service provider.

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      Class 2 systems have fewer regulatory restrictions, while Class 3 and exempt systems having less than 2,000 subscribers enjoy the most flexibility respecting the packaging and distribution of Canadian and non-Canadian services.
      Class 1, Class 2 and exempt systems having between 2,000 and 6,000 subscribers are required to contribute 5% of gross revenues to Canadian program production. Class 1 systems may devote 2% of gross revenues to community channels, while Class 2 systems and exempt systems having between 2,000 and 6,000 subscribers may devote the full 5% of gross revenues to programming on a community channel. As well, Class 1 systems having less than 20,000 subscribers may devote the full 5% to community channels.

(b)	Licensing
      The Corporation holds a separate licence or licence exemption for each of its cable systems, upon which its cable television business is dependent. These licences have generally been issued for terms of up to seven years and expire at various times through 2007. Shaw has never failed to obtain a licence renewal for its cable systems.
      The CRTC imposes restrictions on the transfer of ownership and control of cable licences. Pursuant to regulations promulgated by the CRTC, a holder of a cable licence must obtain the prior approval of the CRTC with respect to changes in the ownership of specified percentages of its voting and common shares and with respect to any act, agreement or transaction that directly or indirectly results in a material change of ownership or effective control of the licensee or of a person that has, directly or indirectly, effective control of the licensee. CRTC approval is contingent upon the purchaser demonstrating that the transfer is in the public interest. Exempt systems are not subject to the CRTC’s transfer of ownership rules.

(c)	Canadian Content
      Both licensed and exempt systems are subject to priority carriage requirements for local and regional Canadian broadcast signals. As well, they are subject to a “preponderance” rule that requires these customers to receive a majority of Canadian services on both analog and digital.
      The CRTC places restrictions on the distribution of non-Canadian services. For example, it generally does not permit the distribution of non-Canadian programming services that are determined to be directly or partially competitive with licensed Canadian pay television and specialty services. For that reason, certain pay movie channels and specialty programming services originating in the United States (such as HBO, Showtime, Cinemax, The Disney Channel, ESPN and Nickelodeon) are not approved for distribution in Canada.
      Eligible foreign services that may be distributed in Canada include The Learning Channel (TLC), Arts & Entertainment (A&E) Network, CNN, CNBC, and the “superstations” WTBS, KTLA, WGN, WSBK and WPIX. The CRTC requires that these services be sold to Canadian cable television subscribers in discretionary packages with Canadian specialty television services or with Canadian pay television services. Each non-Canadian specialty service must be linked with one Canadian specialty television service, and each Canadian pay television service may be linked with five non-Canadian services.
      The CRTC has recently modified its policy to allow the distribution of general interest, non-Canadian third-language services on a digital basis, subject to certain packaging requirements.

(d)	Digital Broadcasting Services
      Since 2000, the CRTC has licensed all new Canadian specialty, pay, PPV and VOD programming services only for digital distribution. There are 16 English language digital Category 1 Canadian specialty services that receive mandatory digital carriage by BDU’s that offer programming services to the public in

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English language markets using digital technology. There are also hundreds of digital Category 2 Canadian specialty services that have been licensed but without guaranteed distribution rights. The CRTC requires each BDU to distribute five non-affiliated Category 2 services for each affiliated Category 2 service that it distributes.
      In addition, the CRTC has imposed other distribution requirements on Class 1 and 2 cable distribution undertakings that use digital distribution technology to deliver programming services to subscribers. Class 1 and 2 cable distribution undertakings using high capacity digital technology (more than 750 megahertz) are required to offer all Canadian English and French-language specialty services (other than Category 2 services), as well the English and French-language versions of CPAC (The Cable Public Affairs Channel), in analog or digital mode. Other Class 1 and 2 cable distribution undertakings are required to distribute one minority official language Canadian specialty service for every ten majority official language services that are distributed by the undertaking.

(e)	Rate Regulation
      Rates charged for basic cable service of Class 1 systems, and increases in such rates, are currently regulated by the CRTC, although a BDU may be granted rate deregulation. Rates for all other types of licensed or exempt systems are not rate regulated. As part of the basic rate, cable licensees are permitted to pass through to subscribers increases in the CRTC-authorized wholesale fees paid to licensed Canadian specialty programming services distributed as part of the basic cable service, subject to the CRTC’s power to suspend or disallow such an increase. In addition, licensees may also request a rate increase that is in excess of that which would be allowed under the foregoing, if the licensee can establish economic need by demonstrating that the licensee’s average rate of return on average net fixed assets before interest and taxes but after depreciation for its basic cable service is less than an established industry benchmark.
      The CRTC also regulates the fees, on a cost recovery basis, which are charged for the connection of subscriber drop cables to a subscriber’s home. Cable television operators are required to offer to connect residences to their networks in areas serviced by municipal water or sewage systems only where the cable systems is subject to rate regulation by the CRTC. However, the CRTC may grant relief from such fee and rate regulations and Shaw has been granted relief with respect to both of these regulatory provisions.
      Under the Broadcasting Regulations, basic rates cease to be regulated when two conditions are met: (i) there is evidence that 30% or more of the households in an operator’s licensed service area have access to the basic service of another BDU; and (ii) there is a loss of 5% or more of its subscribers to competitive BDUs.
      All of the Corporation’s Class 1 systems have now been rate deregulated by the CRTC. All other systems owned by Shaw are also rate deregulated.
      Fees charged to subscribers for (i) extended cable service, over and above basic cable service, (ii) rental of DCT’s and (iii) pay television services, including PPV and VOD programming, are not rate regulated by the CRTC.

(f)	Access Rights
      Under the Telecommunications Act (Canada), if a cable television system is unable to obtain rights-of-way on any highway or other public place for the construction of transmission lines on terms acceptable to it, it may apply to the CRTC to obtain permission for such construction on terms set by the CRTC.
      In January 2001, the CRTC issued a decision concerning the appropriate terms and conditions, including rates, of access to municipal property in Vancouver. As part of its decision, the CRTC limited the fees chargeable to the City of Vancouver to the recovery of its causal costs of granting access to municipal

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property. Although the terms of the decision are limited to the specific dispute before the CRTC, the basic principles set out in the decision, which has been upheld by the courts, are expected to apply generally.
      Shaw’s cable systems also require access to support structures, such as poles, strand and conduits of telephone and electric utilities, in order to deploy cable facilities. The CRTC’s jurisdiction over support structures of telephone utilities, including rates for third party use, is well settled. Recently, however, the Supreme Court of Canada determined that the Telecommunications Act (Canada) does not give the CRTC jurisdiction to set the terms and conditions of access by cable systems to support structures of electric utilities. As a result, authority over such matters remains vested in certain provincial utility review agencies or boards, or in other provinces, and is not subject to federal regulation.

3.	New Media and Internet Access
      In May 1999, the CRTC released its New Media Report which concentrated on communications products and services delivered via the Internet. The CRTC determined that it would not regulate or supervise new media services or products considered to be broadcasting pursuant to the Broadcasting Act (Canada) and has issued an exemption order in this regard.
      With respect to regulation under the Telecommunications Act (Canada), the CRTC has also determined that it will not regulate the rates at which BDUs offer retail level Internet services. However, the CRTC will regulate the rates and terms on which BDUs provide access to their facilities with respect to competitive providers of retail level Internet services.
      The CRTC has announced, as an interim measure, that the largest cable operators, including Shaw, must resell their Internet services at a 25% discount to ISPs. In December, 1999, the CRTC further decided that ISPs will be responsible for providing the cable modem and related equipment when they resell high speed Internet access to cable customers.

4.	Digital Phone
      Shaw’s Digital Phone business is regulated by the CRTC pursuant to the Telecommunications Act (Canada). Shaw, through its subsidiary Shaw Telecom Inc., is registered with the CRTC as a competitive local exchange carrier (“CLEC”). CLECs own or operate local transmission facilities.
      Under the Telecommunications Act (Canada), the CRTC has the power to exempt any class of Canadian carrier from the application of the legislation if the CRTC is satisfied that such an exemption is consistent with Canadian telecommunications policy objectives. The CRTC also has the power to forbear from regulating certain services or classes of services provided by individual carriers. If the CRTC finds that a service or class of services provided by a carrier is subject to a degree of competition that is sufficient to protect the interests of users, the CRTC is required to forbear from regulating those services unless such an order would be likely to unduly impair the establishment or continuance of a competitive market for those services.
      The CRTC has largely forborne from the regulation of the provision of local telecommunications services by CLECs. However, CLECs must be “Canadian carriers” as defined in the Telecommunications Act (Canada) and are therefore subject to foreign ownership restrictions. In addition, CLECs are required to file intercarrier agreements and tariffs for services provided to other local carriers, but not for services that they provide to end-users. They are also subject to certain other obligations, including the provision of 911 and message relay services, the protection of customer privacy, and the provision of information to their customers and the CRTC regarding their billing and payment policies.
      While the CRTC has forborne from regulation in most telecommunications markets, it continues to regulate the ILECs due to their market power. To nurture the competitive entry of CLECs, the CRTC has

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established a number of competitive safeguards. These include: winback rules that govern the manner in which the ILECs can target customers lost to competitors; bundling restrictions on tariffed services marketed with untariffed services; restrictions on price promotions; and limitations on the ability of ILECs to use unregulated affiliates to avoid competitive safeguards.
      The CRTC’s decisions continue to demonstrate a strong commitment to ensuring sustainable facilities-based competition. Nevertheless, both the CRTC and the Ministry of Industry are emphasizing a greater reliance on market forces as the preferred mechanism for regulating the market. For example, the CRTC determined that Internet-based local exchange voice services (VoIP) offered by the ILECs were local services and would be regulated as such by the CRTC. On September 1, 2006, the CRTC reaffirmed its decision following a request from the Federal Cabinet to reconsider this matter. However, on November 15, 2006 the Government announced its intent to vary the decision in order to have the CRTC treat certain Internet-based VoIP services as distinct from other local services and have these ILEC VoIP services regulated in the same manner as comparable CLEC VoIP services. On November 16, 2006, the CRTC issued a circular giving immediate effect to this direction. Also in 2006, the CRTC rendered its decision on the forbearance criteria the ILECs must meet in order to have their local exchange service deregulated. The forbearance framework approved by the CRTC required a 25% market share loss threshold by the ILECs as well as several requirements and performance thresholds relating to their provision of wholesale services. The forbearance decision has been appealed by the ILECs to the Federal Cabinet. The CRTC also initiated further reviews on two aspects of the framework: first, whether to include wireless-only households in market share calculations: and second, whether to alter the market share loss threshold from the 25% requirement. Decisions on the appeal and these reviews are not expected before the spring of 2007.
      In April 2005, the Minister of Industry appointed a three person panel to make recommendations on the major issues and priorities for telecommunications policy and regulatory reform with a view of modernizing Canada’s telecommunications framework to the benefit of all Canadians. In March 2006, the panel issued its report. This report, which included 127 specific recommendations, called for a significant reduction in the role of the CRTC and greater reliance on market forces in the telecommunications sector. The Minister of Industry continues to deliberate on the recommendations contained in the report. As partial response to one of the recommendations, the Minister tabled before Parliament a draft policy direction to the CRTC that would require it to rely on market forces to the maximum extent feasible.

5.	Internet Infrastructure
      Shaw Business Solutions’ telecommunications business in Canada is governed by the CRTC pursuant to the Telecommunications Act (Canada). Shaw Business Solutions Inc. is registered with the CRTC as a non-dominant Canadian telecommunications carrier. As such a carrier, Shaw Business Solutions Inc. operates under a significantly lessened regulatory regime (for example, no regulation of rates) as compared to incumbent telephone companies in Canada. Shaw Business Solutions Inc. has also received approval from the CRTC to transit traffic between Canada and the United States.
      In the United States, Shaw Business Solutions U.S. Inc. is, or may be, subject to regulation both at the federal and state level. In this regard, in August 2001, Shaw Business Solutions U.S. Inc. received an International Telecommunications Certificate from the United States Federal Communications Commission to operate as a facilities-based carrier to transport traffic between the United States and Canada. As Shaw Business Solutions Inc. expands its operations in the United States, it may be necessary to seek approval or certification from various state public utility commissions.

6.	Satellite
      Certain of Shaw’s satellite businesses (Star Choice’s DTH business and Satellite Services’ SRDU business) are subject to regulation by the CRTC, as set forth below.

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(a)	DTH
      Generally, DTH companies, as BDUs, are subject to regulations similar to competitive cable distributors. Currently, there are only two active, licensed DTH operators in Canada, Star Choice Television Network Incorporated (“SCTN”), an indirect subsidiary of Satellite Services, and Bell ExpressVu.
      SCTN’s DTH business is carried on pursuant to, and is dependent upon, a licence issued by the CRTC under the Broadcasting Act (Canada). The licence, which expires on August 31, 2010, authorizes SCTN to distribute a variety of television and radio services via satellite for direct-to-home reception by customers in Canada. The Broadcasting Regulations and conditions applicable to SCTN’s licence govern the signals SCTN must and may distribute, require a contribution to the creation and presentation of Canadian programming of at least 5% of SCTN’s gross DTH revenues, regulate the resolution of disputes and impose certain structural separation safeguards between SCTN and Shaw. The rates charged by SCTN to its customers are not regulated by the CRTC.

(b)	SRDU
      Satellite Services’ SRDU business is carried on pursuant to, and is dependent upon, a licence issued to Satellite Services by the CRTC under the Broadcasting Act (Canada). Currently, Satellite Services and Bell ExpressVu are the only licensed SRDU operators in Canada.
      The SRDU licence held by Shaw Satellite, which expires on August 31, 2010, authorizes Shaw Satellite to distribute a variety of television and radio signals via satellite for reception by terrestrial distribution undertakings, such as cable systems, in Canada for retransmission to their subscribers. The conditions applicable to Satellite Services’ SRDU licence govern the signals which Satellite Services must and may distribute, require a contribution to the creation and presentation of Canadian programming of at least 5% of its gross SRDU revenues, prohibit discriminatory treatment of customers, regulate the resolution of disputes and impose certain structural separation safeguards between Satellite Services and the cable operations of Shaw. The rates charged by Satellite Services to SRDU customers are not regulated by the CRTC.

7.	Other Regulatory Matters

(a)	Restrictions on Non-Canadian Ownership and Control
      The legal requirements relating to Canadian ownership and control of BDUs are embodied in a statutory order (the “Order”) from the Governor in Council (i.e. the federal Cabinet) to the CRTC, issued pursuant to authority contained in the Broadcasting Act (Canada). Under the Order, non-Canadians are permitted to own and control, directly or indirectly, up to 33 1/3% of the voting shares and 33 1/3% of the votes of a holding company which has a subsidiary operating company licensed under the Broadcasting Act (Canada). In addition, up to 20% of the voting shares and 20% of the votes of the operating licensee company may be owned and controlled, directly or indirectly, by non-Canadians. The Order also provides that the chief executive officer and 80% of the members of the board of directors of the operating company must be Canadian and that the holding company and its directors are prohibited from exercising any control or influence over the programming decisions of a subsidiary operating company in certain circumstances. There are no restrictions on the number of non-voting shares that may be held by non-Canadians at either the holding company or licensee operating company level. The CRTC retains the discretion under the Order to determine as a question of fact whether a given licensee is controlled by non-Canadians.
      The Telecommunications Act also implements the Canadian government’s policy of promoting Canadian ownership and control of the country’s telecommunications infrastructure. Specifically, 80% of the voting shares of a carrier subject to the Telecommunications Act must be owned and controlled by Canadians. In the case of a company that wholly owns a carrier, not less than 66 2/3% of the voting shares of that company must

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be owned and controlled by Canadians. In addition, carriers may not “otherwise be controlled” by non-Canadians and not less than 80% of the board of directors of a company operating as a carrier must be Canadian. Shaw must report to the CRTC annually with respect to its compliance with these foreign ownership requirements.
      In order to ensure that Shaw remains eligible or qualified to provide broadcasting and telecommunications services in Canada, the Articles of Arrangement of Shaw require the directors of Shaw to refuse to issue or register the transfer of any Shaw Class A Shares to a person that is not a Canadian, if such issue or transfer would result in the total number of such shares held by non-Canadians exceeding the maximum number permitted by applicable law. In addition, the directors of Shaw are required to refuse to issue or register the transfer of any Shaw Class A Shares to a person in circumstances where such issue or transfer would affect the ability of Shaw to obtain, maintain, amend or renew a licence to carry on any business.
      The Articles of Arrangement of Shaw further provide that if, for whatever reason, the number of Shaw Class A Shares held by non-Canadians or other persons exceeds the maximum number permitted by applicable law or would affect the ability to carry on any licensed business, Shaw may, to the extent permitted by corporate or communications statutes, sell the Shaw Class A Shares held by such non-Canadians or other persons as if it were the owner of such shares. The Articles of Arrangement also give the directors of Shaw the right to refuse to issue or register the transfer of shares of any class in the capital of Shaw if: (i) the issue or the transfer requires the prior approval of a regulatory authority, unless and until such approval has been obtained; or (ii) the person to whom the shares are to be issued or transferred has not provided Shaw with such information as the directors may request for the purposes of administering these share transactions.

(b)	Copyright
      The Copyright Act (Canada) provides for the payment by BDUs of a royalty fee in respect of the retransmission of conventional radio and television broadcast signals (defined as over-the-air television signals originating more than a minimum specified distance from a cable operator’s licensed area). The amounts raised from these royalty fees are paid to copyright collectives representing the owners of the copyright in television programming, including producers, broadcasters and major league sports organizations, as well as authors, composers and publishers of the music in these programs. The level of this compulsory royalty fee is subject to the approval of the Copyright Board.
      The Copyright Act (Canada) also provides for performing rights royalties that are payable in respect of the transmission of the music component of non-broadcast television and audio services, such as pay television, specialty services, pay audio and background music services. Pursuant to tariffs approved by the Copyright Board, BDUs and programmers are jointly responsible for a monthly royalty in respect of such non-broadcast television services.

(c)	Radio Apparatus
      Shaw’s satellite business employs a variety of radio apparatus, including satellite earth stations, and uses radio spectrum. Shaw requires a radio authorization from the Minister of Industry under the Radiocommunication Act (Canada) for each radio apparatus installed, operated or possessed by Satellite Services for use in its businesses unless the apparatus has been exempted from the requirement for an authorization. Shaw also requires a licence from Industry Canada to utilize specified radio spectrum for Shaw Tracking.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
CAPITAL STRUCTURE, DIVIDENDS AND RELATED MATTERS

1.	Description of Capital Structure

(a)	General
      The authorized share capital of Shaw consists of a limited number of Class A Voting Participating Shares (the “Class A Shares”), as described below; an unlimited number of Class B Non-Voting Participating Shares (the “Class B Non-Voting Shares”) (and, together with the Class A Shares, the “Shaw Shares”); an unlimited number of Class 1 preferred shares (the “Class 1 Preferred Shares”), issuable in series; and an unlimited number of Class 2 preferred shares (the “Class 2 Preferred Shares”), issuable in series. As at August 31, 2006, there were 11,291,932 Class A Shares, 203,649,904 Class B Non-Voting Shares and no preferred shares outstanding.

(b)	Class A Shares and Class B Non-Voting Shares

(i) Authorized Number of Class A Shares
      The authorized number of Class A Shares is limited to the lesser of that number of such shares (i) currently issued and outstanding; and (ii) that may be outstanding after any conversion of Class A Shares into Class B Non-Voting Shares (subject to certain conversion rights as described below under the heading “Conversion Privilege”).

(ii) Voting Rights
      The holders of Class A Shares are entitled to one vote per share at all meetings of shareholders. The holders of Class B Non-Voting Shares are entitled to receive notice of, to attend, and to speak at all meetings of shareholders but are not entitled to vote thereat except as required by law and except upon any resolution to authorize the liquidation, dissolution and winding-up of Shaw or the distribution of assets among the shareholders of Shaw for the purpose of winding up its affairs, in which event each holder of Class B Non-Voting Shares will be entitled to one vote per share.

(iii) Dividends
      In general, subject to the rights of any preferred shares outstanding from time to time, holders of Class A Shares and Class B Non-Voting Shares are entitled to receive such dividends as the Board of Directors of Shaw determines to declare on a share-for-share basis, as and when any such dividends are declared or paid, except that, during each Dividend Period (as defined below), the dividends (other than stock dividends) declared and paid on the Class A Shares will always be $0.005 per share per annum less than the dividends declared and paid in such Dividend Period to holders of the Class B Non-Voting Shares, subject to proportionate adjustment in the event of any future consolidations or subdivisions of Shaw Shares and in the event of any issue of Shaw Shares by way of stock dividends. A “Dividend Period” is defined as the fiscal year of Shaw or such other period, not to exceed one year, in respect of which the directors of Shaw have announced a current policy to declare and pay, or set aside for payment, regular dividends on the Shaw Shares.

(iv) Rights on Liquidation
      In the event of the liquidation, dissolution or winding-up of Shaw or other distribution of assets of Shaw for the purpose of winding up its affairs, all property and assets of Shaw available for distribution to the holders of Shaw Shares will be paid or distributed equally, share for share, to the holders of Shaw Shares without preference or distinction.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006

(v) Conversion Privilege
      Any holder of Class A Shares may, at any time or from time to time, convert any or all Class A Shares held by such holder into Class B Non-Voting Shares on the basis of one Class B Non-Voting Share for each Class A Share so converted. Subject to certain exceptions described below, if an Exclusionary Offer is made, any holder of Class B Non-Voting Shares may, at any time or from time to time during a Conversion Period, convert any or all of the Class B Non-Voting Shares held by such holder into Class A Shares on the basis of one Class A Share for each Class B Non-Voting Share so converted. For the purpose of this paragraph, the following terms have the following meanings:

“Class A Offeror” means a person or company that makes an offer to purchase Class A Shares (the “bidder”), and includes any associate or affiliate of the bidder or any person or company that is disclosed in the offering document to be acting jointly or in concert with the bidder;

“Conversion Period” means the period of time commencing on the eighth day after the Offer Date and terminating on the Expiry Date;

“Exclusionary Offer” means an offer to purchase Class A Shares that:

(A) must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Class A Shares are listed, be made to all or substantially all holders of Class A Shares who are residents of a province of Canada to which the requirement applies; and

(B) is not made concurrently with an offer to purchase Class B Non-Voting Shares that is identical to the offer to purchase Class A Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Class A Offeror, and in all other material respects (except with respect to the conditions that may be attached to the offer for Class A Shares), and that has no condition attached other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Class A Shares, and for the purposes of this definition if an offer to purchase Class A Shares is not an Exclusionary Offer as defined above but would be an Exclusionary Offer if it were not for this sub-clause (B), the varying of any term of such offer shall be deemed to constitute the making of a new offer unless an identical variation concurrently is made to the corresponding offer to purchase Class B Non-Voting Shares;

“Expiry Date” means the last date upon which holders of Class A Shares may accept an Exclusionary Offer;

“Offer Date” means the date on which an Exclusionary Offer is made; and

“Transfer Agent” means the transfer agent for the time being of the Class A Shares.
      Subject to certain exceptions, the foregoing conversion right shall not come into effect if:

(A) prior to the time at which the offer is made there is delivered to the Transfer Agent and to the Secretary of Shaw a certificate or certificates signed by or on behalf of one or more shareholders of Shaw owning in the aggregate, as at the time the Exclusionary Offer is made, more than 50% of the then outstanding Class A Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Class A Offeror, which certificate or certificates shall confirm, in the case of each such shareholder, that such shareholder shall not:

a. tender any shares in acceptance of any Exclusionary Offer without giving the Transfer Agent and the Secretary of Shaw written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date;

b. make any Exclusionary Offer;

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006

c. act jointly or in concert with any person or company that makes any Exclusionary Offer; or

d. transfer any Class A Shares, directly or indirectly, during the time at which any Exclusionary Offer is outstanding without giving the Transfer Agent and the Secretary of Shaw written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of Class A Shares transferred or to be transferred to each transferee; or

(B) as of the end of the seventh day after the Offer Date there has been delivered to the Transfer Agent and to the Secretary of Shaw a certificate or certificates signed by or on behalf of one or more shareholders of Shaw owning in the aggregate more than 50% of the then outstanding Class A Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Class A Offeror, which certificate or certificates shall confirm, in the case of each such shareholder:

a. the number of Class A Shares owned by the shareholder;

b. that such shareholder is not making the offer and is not an associate or affiliate of, or acting jointly or in concert with, the person or company making the offer;

c. that such shareholder shall not tender any shares in acceptance of the offer, including any varied form of the offer, without giving the Transfer Agent and the Secretary of Shaw written notice of such acceptance or intended acceptance at least seven days prior to the Expiry Date; and

d. that such shareholder shall not transfer any Class A Shares, directly or indirectly, prior to the Expiry Date without giving the Transfer Agent and the Secretary of Shaw written notice of such transfer or intended transfer at least seven days prior to the Expiry Date, which notice shall state, if known to the transferor, the names of the transferees and the number of Class A Shares transferred or to be transferred to each transferee; or

(C) as of the end of the seventh day after the Offer Date, a combination of certificates that comply with either clause (a) or (b) from shareholders of Shaw owning in the aggregate more than 50% of the then outstanding Class A Shares, exclusive of shares owned immediately prior to the Exclusionary Offer by the Class A Offeror, has been delivered to the Transfer Agent and to the Secretary of Shaw.

(vi) Modification
      Neither class of Shaw Shares may be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class of Shaw Shares is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

(vii) Offer to Purchase
      Shaw may not make an offer to purchase any outstanding Class A Shares unless at the same time it makes an offer to purchase, on the same terms, an equivalent proportion of the outstanding Class B Non-Voting Shares.

(viii) Redemption
      The Shaw Shares are not redeemable at the option of either Shaw or the holder of any such Shaw Shares.

(c)	Class 1 Preferred Shares
      The Class 1 Preferred Shares are issuable in one or more series. The Board of Directors may fix from time to time before such issue the number of shares which is to comprise each series then to be issued and the designation, rights, conditions, restrictions and limitations attaching thereto, including, without limiting the

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
generality of the foregoing, the rate of preferential dividends and whether or not such dividends shall be cumulative, the dates of payment thereof, the redemption price and terms and conditions of redemption (including the rights, if any, of the holders of the Class 1 Preferred Shares of such series to require the redemption thereof), conversion rights (if any) and any redemption fund, purchase fund or other provisions to be attached to the Class 1 Preferred Shares of such series.
      The shares of each successive series of Class 1 Preferred Shares shall have preference over the Class A Shares and Class B Non-Voting Shares as to dividends of not less than 1/100th of a cent per share, and shall not confer upon the shares of one series a priority over the shares of any other series of the Class 1 Preferred Shares in respect of voting, dividends or return of capital. If any amount of cumulative dividends or any amount payable on return of capital in respect of shares of a series of the Class 1 Preferred Shares is not paid in full, the shares of such series shall participate rateably with the shares of all other series of Class 1 Preferred Shares in respect of accumulated dividends and return of capital.

(d)	Class 2 Preferred Shares
      The Class 2 Preferred Shares are issuable in one or more series. From time to time before any such issue, the directors may fix the number of shares which is to comprise each series then to be issued and the designation, rights, conditions, restrictions or limitations attaching thereto, including, without limiting the generality of the foregoing, the rate of preferential dividends, and whether or not the same shall be cumulative, the dates of payment thereof, the redemption price and terms and conditions of redemption (including the rights, if any, of the holders of Class 2 Preferred Shares of such series to require the redemption thereof), conversion rights (if any), and any redemption fund, purchase fund or other provisions to be attached to the Class 2 Preferred Shares of such series.
      The shares of each successive series of Class 2 Preferred Shares shall have preference over the Class A Shares and Class B Non-Voting Shares (but shall rank junior to the Class 1 Preferred Shares) as to dividends and shall not confer upon the shares of one series a priority over the shares of any other series of Class 2 Preferred Shares in respect of voting, dividends or return of capital. If any amount of cumulative dividends or any amount payable on return of capital in respect of shares of a series of Class 2 Preferred Shares is not paid in full, the shares of such series shall participate rateably with the shares of all other series of the Class 2 Preferred Shares in respect of accumulated dividends and return of capital.

(e)	Share Constraints
      The statutes which govern the provision of broadcasting and telecommunications services by Shaw and its regulated subsidiaries impose restrictions on the ownership of shares of Shaw and its regulated subsidiaries by persons that are not Canadian. (See information under the heading “Canadian Regulatory Environment — Other Regulatory Matters — Restrictions on Non-Canadian Ownership and Control”). In order to ensure that Shaw and its regulated subsidiaries remain eligible or qualified to provide broadcasting and telecommunications services in Canada, the Articles of Arrangement of Shaw require the directors of Shaw to refuse to issue or register the transfer of any Class A Shares to a person that is not a Canadian if such issue or transfer would result in the total number of such shares held by non-Canadians exceeding the maximum number permitted by applicable law. In addition, the directors of Shaw are required to refuse to issue or register the transfer of any Class A Shares to a person in circumstances where such issue or transfer would affect the ability of Shaw and its regulated subsidiaries to obtain, maintain, amend or renew a licence to carry on any business. The Articles of Arrangement of Shaw further provide that if, for whatever reason, the number of Class A Shares held by non-Canadians or other such persons exceeds the maximum number permitted by applicable law or would affect the ability to carry on any licensed business, Shaw may, to the extent permitted by corporate or communications statutes, sell the Class A Shares held by such non-Canadians or other persons as if it were the owner of such shares. The Articles of Arrangement of Shaw also give the directors of Shaw the

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
right to refuse to issue or register the transfer of shares of any class in the capital of Shaw if (i) the issue or the transfer requires the prior approval of a regulatory authority unless and until such approval has been obtained; or (ii) the person to whom the shares are to be issued or transferred has not provided Shaw with such information as the directors may request for the purposes of administering these share constraints.

2.	Dividends

(a)	Dividend Policy
      The Corporation’s dividend policy is reviewed on a quarterly basis by the Board of Directors of Shaw. In general, subject to the rights of any preferred shares outstanding from time to time, holders of Class A Shares and Class B Non-Voting Shares are entitled to receive such dividends as the Board of Directors determines to declare on a share-for-share basis, if, as and when any such dividends are declared and paid.
      In accordance with the terms and conditions of such shares, the dividends (other than stock dividends) declared and paid on the Class A Shares shall be $0.005 per share per annum less than the dividends declared and paid to holders of the Class B Non-Voting Shares. See the information under the heading “Capital Structure, Dividends and Related Matters — Description of Capital Structure — Class A Shares and Class B Non-Voting Shares”.

(b)	Distribution Rates and Payment Dates
      Set forth in the tables below are the annual distribution rates on equity securities of the Corporation outstanding as at August 31, 2006 and payment dates for the fiscal year ended August 31, 2006, as well as the amount of cash dividends declared per Class A Share and Class B Non-Voting Share for each of the past three fiscal years.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
Fiscal 2006 Distribution Rates and Payment Dates

Class of Shares	Distribution Rate	Payment Dates

Class A Participating	$0.0337500	September 30, 2005
	$0.0337500	October 31, 2005
	$0.0337500	November 30, 2005
	$0.0337500	December 31, 2005
	$0.0337500	January 31, 2006
	$0.0337500	February 28, 2006
	$0.0445833	March 31, 2006
	$0.0445833	April 28, 2006
	$0.0445833	May 31, 2006
	$0.0445833	June 30, 2006
	$0.0445833	July 31, 2006
	$0.0445833	August 31, 2006
Class B Non-Voting Participating	$0.0341667	September 30, 2005
	$0.0341667	October 31, 2005
	$0.0341667	November 30, 2005
	$0.0341667	December 31, 2005
	$0.0341667	January 31, 2006
	$0.0341667	February 28, 2006
	$0.0450000	March 31, 2006
	$0.0450000	April 28, 2006
	$0.0450000	May 31, 2006
	$0.0450000	June 30, 2006
	$0.0450000	July 31, 2006
	$0.0450000	August 31, 2006
Effective Annual Dividend Payments (Fiscal 2004 — Fiscal 2006)

Class of Shares	Fiscal 2006	Fiscal 2005	Fiscal 2004

Class A Participating	$0.470	$0.305	$0.155
Class B Non-Voting Participating	$0.475	$0.31	$0.160

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006

3.	Ratings
      The following table sets forth the ratings assigned to the Corporation’s preferred securities, known as Canadian Originated Preferred Securities (“COPrS”), senior note obligations and unsecured debt by Dominion Bond Rating Service Limited (“DBRS”), Standard & Poor’s Rating Services (“S&P”) and Moody’s Investor Services, Inc. (“Moody’s”):

Security	DBRS(1)(2)	S&P(3)(4)	Moody’s(5)(6)

Senior Notes	BB (high)	BB+	Ba2
Senior Unsecured Debentures — Videon	BB (high)	BB+	—
COPrS (Preferred Securities)	Pfd-4 y	B+	Ba3
Notes:

(1)	DBRS’ credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. A rating of BB by DBRS is the fifth highest of ten categories and is assigned to debt securities considered to be speculative. The assignment of a “(high)” or “(low)” modifier within each rating category indicates relative standing within such category. The “high” and “low” grades are not used for the AAA category.

(2)	DBRS’ rating of securities and preferred shares is on a rating scale that ranges from a high of Pfd-1 to a low of Pfd-5. The “y” modifier is used to indicate a hybrid security. DBRS also applies modifiers “high”, “medium”, and “low” which indicate where the obligation ranks in its generic rating category.

(3)	S&P’s credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. A rating of BB by S&P is the fifth highest of eleven categories. According to the S&P rating system, debt securities rated BB have significant speculative characteristics but are less vulnerable in the near term than other lower rated obligations. However, an obligor rated BB faces major ongoing uncertainties and exposure to adverse business, financial or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitments. A rating of B by S&P is the sixth highest of eleven categories. According to the S&P rating system, an obligation rated ‘B’ is more vulnerable to nonpayment than obligations rated ‘BB’, but the obligor currently has the capacity to meet its financial commitment on the obligation. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitment on the obligation. The addition of a plus (+) or minus (-) designation after a rating indicates the relative standing within a particular rating category.

(4)	S&P rates preferred shares using categories from a high of ‘P-1’ to a low of ‘P-5’. Preferred securities are rated using long-term debt rating scale that ranges from a high of ‘AAA’ to a low of ‘D’.

(5)	Moody’s credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. A rating of Ba is the fifth highest of nine categories and denotes obligations judged to have speculative elements and which are subject to substantial credit risk. The addition of a 1, 2 or 3 modifier after a rating indicates the relative standing within a particular rating category. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.

(6)	Moody’s rates securities and shares by rating categories from a high of ‘Aaa’ to a low of ‘C’. Moody’s applies modifiers 1, 2 and 3, which indicate where the obligation ranks in its generic rating category. Modifier 1 is higher end, modifier 2 is mid-range and modifier 3 is low end of the generic rating category.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006
      Credit ratings are intended to provide investors with an independent measure of the quality of an issue of securities. The foregoing ratings should not be construed as a recommendation to buy, sell or hold the securities, in as much as such ratings do not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant, and if any such rating is so revised or withdrawn, the Corporation is under no obligation to update this Annual Information Form.

4.	Market for Securities

(a)	Marketplaces
      As at August 31, 2006, the following securities of the Corporation were listed and posted for trading on the exchanges set forth below.

Security	Exchange	Symbol	CUSIP Number

Class A Participating Shares	TSX Venture Exchange	SJR.A	82028K101
Class B Non-Voting Participating Shares	Toronto Stock Exchange	SJR.B	82028K200
	New York Stock Exchange	SJR	82028K200

(b)	Trading Price and Volume
      The following table sets forth the monthly price range and volume traded for each of the Corporation’s publicly traded securities for each month during the fiscal year ending August 31, 2006.

		TSX Venture — C$	TSX — C$		NYSE — US$

		SJR.A	SJR.B(2)	SJR.PR.A(3)	SJR	SJR PrB(4)

September 2005	High	26.50	25.55	25.99	21.73	25.85
	Low	26.50	24.15	25.25	20.60	25.25
Sept-30	Close	26.50	24.30	25.26	20.97	25.42
	Volume	120	12,426,512	131,926	5,368,600	N/A
October 2005	High	26.00	24.99	25.75	21.64	25.53
	Low	25.40	23.18	25.26	19.54	25.34
Oct-31	Close	25.90	23.85	25.40	20.24	25.46
	Volume	2,625	9,404,933	113,060	3,832,300	N/A
November 2005	High	26.00	25.23	25.74	20.73	25.55
	Low	23.50	23.27	25.40	19.60	25.30
Nov-30	Close	26.00	23.55	25.53	20.25	25.35
	Volume	1,700	15,734,797	51,619	2,576,500	N/A
December 2005	High	25.30	25.67	25.79	22.03	25.40
	Low	23.75	23.46	25.41	20.03	25.34
Dec-30	Close	25.30	25.23	25.45	21.68	25.36
	Volume	3,638	6,871,251	61,007	1,836,700	N/A

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006

		TSX Venture — C$	TSX — C$		NYSE — US$

		SJR.A	SJR.B(2)	SJR.PR.A(3)	SJR	SJR PrB(4)

January 2006	High	30.00	27.94	25.90	24.53	N/A
	Low	24.60	24.70	25.40	21.33	N/A
Jan-31	Close	30.00	27.70	25.75	24.35	N/A
	Volume	20,664	13,151,464	62,964	2,937,000	N/A
February 2006	High	31.50	31.73	26.25	27.70	N/A
	Low	28.25	27.71	25.72	24.28	N/A
Feb-28	Close	30.00	29.75	26.25	26.14	N/A
	Volume	6,190	22,140,275	51,804	3,550,700	N/A
March 2006	High	33.90	30.38	26.41	26.79	N/A
	Low	29.00	27.17	25.55	23.25	N/A
Mar-31	Close	29.00	27.85	25.81	23.91	N/A
	Volume	2,200	10,840,885	69,333	2,264,800	N/A
April 2006	High	31.25	30.25	26.45	26.99	N/A
	Low	29.00	27.24	25.71	23.27	N/A
Apr-28	Close	29.50	30.10	25.75	26.94	N/A
	Volume	1,355	11,190,272	59,335	1,705,900	N/A
May 2006	High	31.50	32.75	26.70	29.50	N/A
	Low	30.00	29.75	25.71	26.82	N/A
May-31	Close	30.10	30.70	26.01	27.89	N/A
	Volume	5,100	12,740,625	64,227	1,963,800	N/A
June 2006	High	31.35	31.75	26.45	28.75	N/A
	Low	30.00	29.50	24.77	26.41	N/A
Jun-30	Close	30.00	31.55	25.00	28.29	N/A
	Volume	3,870	15,981,971	90,336	2,784,300	N/A
July 2006	High	33.50	33.89	25.24	29.70	N/A
	Low	30.50	30.90	25.00	27.70	N/A
Jul-31	Close	33.50	32.90	25.03	29.00	N/A
	Volume	2,674	15,658,673	67,550	2,266,800	N/A
August 2006	High	32.90	34.25	N/A	30.64	N/A
	Low	32.90	32.36	N/A	28.78	N/A
Aug-31	Close	32.90	33.20	N/A	30.05	N/A
	Volume	135	10,369,174	N/A	2,129,900	N/A
Notes:

(1)	All price and volume information is from independent third-party sources (i.e. Toronto Stock Exchange (“TSX”) website, Bloomberg and Yahoo Finance).

(2)	The symbol assigned by the TSX to the Class B Non-Voting Shares changed from SJR.B to SJR.NV.B on November 15, 2004 and back to SJR.B on May 29, 2006 pursuant to TSX requirements.

(3)	Shaw Communications redeemed its Series A Preferred Security trading on the TSX on July 17, 2006.

(4)	Shaw Communications redeemed its Series B Preferred Security trading on the New York Stock Exchange (“NYSE”) on December 16, 2005.

SHAW COMMUNICATIONS INC.
ANNUAL INFORMATION FORM
November 29, 2006

5.	Prior Sales
      On November 16, 2005 and pursuant to a prospectus dated November 9, 2005, the Corporation issued $450 million of Senior Notes. The following summarizes the details of that public offering:

Size of Offering:	$450 million
Form of Securities:	6.10% Senior Notes
Maturity Date:	November 16, 2012
Net proceeds of issue:	$442,250,500
Public Offering Price:	99.389%
Application of Proceeds:	Debt repayment, including redemption of the Corporation’s U.S. $172.5 million 8.5% Series COPrS due September 30, 2097, the repayment of unsecured bank loans and for working capital purposes.
      On May 9, 2006, and pursuant to a prospectus dated May 2, 2006, the Corporation issued $300 million of Senior Notes. The following summarizes the details of that public offering:

Size of Offering:	$300 million
Form of Securities:	6.15% Senior Notes
Maturity Date:	May 9, 2016
Net proceeds of issue:	$289,677,000
Public Offering Price:	98.052%
Application of Proceeds:	Debt repayment and working capital purposes.
DIRECTORS AND OFFICERS

1.	Directors as of November 29, 2006
      Set forth below is a list of the directors of the Corporation as of November 29, 2006 indicating their municipality, province or state and country of residence, their principal occupations during the five preceding years and the year in which they became a director of the Corporation. Each director is elected at the annual meeting of shareholders to serve until the next annual meeting or until a successor is elected or appointed.

		Director
Name and Municipality of Residence	Principal Occupation Within Five Preceding Years	Since

Adrian I. Burns	Corporate Director; former Member of the	2001
Rockcliffe Park, Ontario, Canada	Copyright Board of Canada; former
	Commissioner of the CRTC

James F. Dinning	Non-Executive Chairman, Western Financial	1997
Calgary, Alberta, Canada	Group Inc., a financial services company;
	former Executive Vice President, TransAlta Corporation, an electric industry holding company, and former Member of the Legislative Assembly of Alberta who held a number of Cabinet positions, including Provincial Treasurer, Minister of Education and Minister of Community and Occupational Health

SHAW COMMUNICATIONS INC.
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		Director
Name and Municipality of Residence	Principal Occupation Within Five Preceding Years	Since

George F. Galbraith	Corporate Director; former President of	1991
Vernon, British Columbia, Canada	Vercom Cable Services Ltd. which operated
	the cable television system serving Vernon, British Columbia

Ronald V. Joyce	Corporate Director; former Senior	2000
Calgary, Alberta, Canada	Chairman and Co-Founder, The TDL Group,
	licensee of Tim Horton’s restaurants in
	Canada and the United States

Rt. Hon. Donald F. Mazankowski	Corporate Director; former Member of	1993
Vegreville, Alberta, Canada	Parliament who held a number of Cabinet
	positions, including Deputy Prime Minister and Minister of Finance

Harold A. Roozen	President and Chief Executive Officer,	2000
Edmonton, Alberta, Canada	CCI Thermal Technologies Inc., a
	manufacturing company

Michael W. O’Brien	Corporate Director; former Executive	2003
Canmore, Alberta, Canada	Vice-President, Corporate Development and
	Chief Financial Officer of Suncor Energy Inc., an integrated oil and gas company

Jeffrey C. Royer	Corporate Director and Private Investor	1995
Toronto, Ontario, Canada

Bradley S. Shaw(1)	Senior Vice President, Operations of the	1999
Calgary, Alberta, Canada	Corporation

Jim Shaw(2)	Chief Executive Officer of the Corporation	2002
Calgary, Alberta, Canada

JR Shaw(1)(2)	Executive Chair of the Corporation	1966
Calgary, Alberta, Canada

JC Sparkman	Corporate Director; former Executive Vice	1994
Englewood, Colorado U.S.A.	President and Executive Officer of
	Telecommunications Inc. (also known as TCI), one of the largest cable television operators in the United States.

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		Director
Name and Municipality of Residence	Principal Occupation Within Five Preceding Years	Since

Carl E. Vogel	President since September 2006 and Vice	2006
Cherry Hills Village, Colorado U.S.A.	Chairman since June 2005, EchoStar
	Communications Corporation, a satellite-delivered digital television services provider in the United States; former President, Chief Executive Officer and a director of Charter Communications, a broadband service provider in the United States.

Willard H. Yuill	Chairman and Chief Executive Officer, The	1999
Medicine Hat, Alberta,	Monarch Corporation, a private holding
Canada	company with investments in communications, real estate and sports-related properties
Notes:

(1)	Bradley S. Shaw is the son of JR Shaw and the brother of Jim Shaw.

(2)	Jim Shaw is the son of JR Shaw and the brother of Bradley S. Shaw.

2.	Board Committee Members
      The Board of Directors of the Corporation has established four standing committees: Executive, Audit, Corporate Governance and Nominating, and Human Resources and Compensation. The membership of each committee is set forth below.
      The Executive Committee consists of JR Shaw (Chair), George F. Galbraith, Ronald V. Joyce, Donald F. Mazankowski and JC Sparkman.
      The Audit Committee consists of Michael W. O’Brien (Chair), George F. Galbraith, Harold A. Roozen and Carl E. Vogel. For further details concerning the Audit Committee, see the information under the heading “Audit Committee”.
      The Corporate Governance and Nominating Committee consists of Donald F. Mazankowski (Chair), Adrian Burns and James F. Dinning.
      The Human Resources and Compensation Committee consists of Willard H. Yuill (Chair), Jeffrey C. Royer and JC Sparkman.

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3.	Executive Officers as of November 29, 2006
      Set forth below is a list of the executive officers of the Corporation as of November 29, 2006 indicating their municipality, province or state and country of residence and their respective positions with the Corporation. Officers are appointed annually and serve at the discretion of the Board of Directors of the Corporation.

Name and Municipality of Residence	Principal Position with the Corporation

JR Shaw(1)(2)	Executive Chair
Calgary, Alberta, Canada
Jim Shaw(1)(2)	Chief Executive Officer
Calgary, Alberta, Canada
Rhonda D. Bashnick	Vice-President, Finance
Calgary, Alberta, Canada
Peter J. Bissonnette	President
Calgary, Alberta, Canada
Douglas J. Black, Q.C.	Corporate Secretary
Calgary, Alberta, Canada
Michael D’Avella	Senior Vice President, Planning
Calgary, Alberta, Canada
Louis A. Desrochers, Q.C.	Honorary Corporate Secretary
Edmonton, Alberta, Canada
Bradley S. Shaw(1)(2)	Senior Vice President, Operations
Calgary, Alberta, Canada
Ken C.C. Stein	Senior Vice President, Corporate and Regulatory
Toronto, Ontario, Canada Affairs
Steve Wilson	Senior Vice President and Chief Financial Officer
Calgary, Alberta, Canada
Notes:

(1)	Jim Shaw is the son of JR Shaw and the brother of Bradley S. Shaw.

(2)	Bradley S. Shaw is the son of JR Shaw and the brother of Jim Shaw.
      All of the above officers have been employed in various capacities by the Corporation during the past five years except: Steve Wilson who was Vice-President, Finance and Chief Financial Officer of Husky Injection Molding Systems Ltd. from 1997 to 2004; Douglas J. Black, Q.C., who is Vice-Chairman of Fraser Milner Casgrain LLP, Barristers and Solicitors; and Louis A. Desrochers, Q.C., who is counsel with McCuaig Desrochers, Barristers and Solicitors.

4.	Shareholdings of Directors and Executive Officers
      To the knowledge of the Corporation, the directors and executive officers, as a group, beneficially own, directly or indirectly, or exercise control or direction over, 10,063,204 Class A Shares, representing, as of November 20, 2006, approximately 89.1% of the issued and outstanding shares of such class. Of such number, JR Shaw beneficially owns, controls or directs 8,889,504 Class A Shares, representing 78.7% of the issued and outstanding shares of such class. JR Shaw, members of his family and corporations owned or controlled by them are parties to a Voting Trust Agreement relating to all Class A Shares that they own, control or direct.

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The voting rights with respect to such shares are exercised by the representative of a committee of five trustees.

5.	Additional Disclosure for Directors and Executive Officers
      To the knowledge of the Corporation, no director or executive officer of the Corporation, as of the date hereof, or a shareholder holding a sufficient number of securities of the Corporation to affect materially the control of the Corporation, is or has been, within the ten years before the date of this Annual Information Form, a director or executive officer of any company that, while that person was acting in that capacity, (a) was the subject of a cease trade order or similar order or an order that denied the company access to any exemptions under Canadian securities legislation for a period of more than 30 consecutive days; (b) was subject to an event that resulted, after that person ceased to be a director or executive officer, in the company being the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation for a period of more than 30 consecutive days; or (c) has, within the ten years before the date of this Annual Information Form, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.
AUDIT COMMITTEE

1.	Audit Committee Charter
      The Audit Committee of the Board of Directors of the Corporation is responsible for overseeing the integrity of the Corporation’s financial reporting process. In this regard, the primary duties of the Audit Committee involve reviewing the Corporation’s annual and interim financial statements; monitoring the Corporation’s financial reporting process and internal and disclosure control systems; and overseeing the audits conducted by the Corporation’s external auditors.
      The Audit Committee is also responsible for overseeing the integrity of the Corporation’s internal controls and risk management, and the reporting procedures with respect thereto; evaluating the qualifications and performance of the Corporation’s external auditors and implementing practices to preserve their independence; reviewing the engagements to be provided by the external auditors; and reviewing all significant auditing and accounting practices and policies and any proposed changes with respect thereto.
      A copy of the charter of the Audit Committee is attached as Schedule A to this Annual Information Form.

2.	Audit Committee Composition and Background
      The Audit Committee consists of Michael W. O’Brien (Chair), George F. Galbraith, Harold A. Roozen and Carl Vogel. Each member of the Audit Committee is independent and financially literate, as such terms are defined in Multilateral Instrument 52-110 — Audit Committees. In addition, Mr. O’Brien and Mr. Vogel each qualify as a “financial expert” under the Sarbanes-Oxley Act of 2002 and other applicable regulatory requirements.
      In addition to each member’s general business experience, the education and experience of each member of the Audit Committee that is relevant to the performance of his responsibilities as a member of the Audit Committee are set forth below.
      Michael O’Brien (Chair) served as Executive Vice-President, Corporate Development and Chief Financial Officer of Suncor Energy Inc., an integrated oil and gas company, until his retirement in 2002. He

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currently is a director and member of the Environmental, Health & Safety Committee of Suncor Energy Inc.; and director, chair of the Corporate Governance and Nominating Committee and member of the Compensation Committee and Audit Committee of PrimeWest Energy Inc.
      George Galbraith is the former President of Vercom Cable Services Ltd. which operated the cable television system serving Vernon, British Columbia. He also serves as chairman of Pacific Coast Public Television.
      Harold Roozen is President and Chief Executive Officer, CCI Thermal Technologies Inc., a manufacturing company. Mr. Roozen is a trustee of Royal Host Real Estate Investment Trust and formerly served as chair of the board of directors of WIC Western International Communications Ltd. and Canadian Satellite Communications Inc. Mr. Roozen holds Bachelor of Commerce and Masters of Business Administration degrees.
      Carl Vogel is the President and Vice Chairman of EchoStar Communications Inc., a leading provider of satellite-delivered digital television services and operator of the DISH NetworkTM, in the United States. He is a director of numerous public and private companies, a member of the Executive Committee of EchoStar Communications Inc., and a member of the Audit Committees of iBahn Corporation and RGB Networks.

3.	Audit Fees
      The aggregate amounts paid or accrued by the Corporation with respect to fees payable to Ernst & Young LLP, the auditors of the Corporation, for audit (including separate audits of subsidiary entities, financings, regulatory reporting requirements and Sarbanes-Oxley Act-related services), audit-related, tax and other services in the fiscal years ended August 31, 2006 and 2005 were as follows:

Type of Service	Fiscal 2006	Fiscal 2005

Audit	$2,213,961	$2,056,213
Audit-related	195,457	186,150
Tax	436,736	232,859
All Other	—	—

Total	$2,846,154	$2,475,222

      Fees paid for audit-related services in fiscal 2006 and 2005 were in respect of the separate audit of a subsidiary that was not required by law. The tax fees paid in fiscal 2006 and 2005 were related to tax compliance and tax consultation on scientific research, exploration and development tax credits, commodity taxes, linear property taxes and transfer pricing.
      The Audit Committee of the Corporation considered and agreed that the above fees are compatible with maintaining the independence of the Corporation’s auditors. Further, the Audit Committee determined that, in order to ensure the continued independence of the auditors, only limited non-audit related services will be provided to the Corporation by Ernst & Young LLP and in such case, only with the prior approval of the Audit Committee. The Chair of the Audit Committee has been delegated authority to approve the retainer of Ernst & Young LLP to provide non-audit services in extraordinary circumstances where it is not feasible or practical to convene a meeting of the Audit Committee, subject to an aggregate limit of $100,000 in fees payable to Ernst & Young LLP for such services per fiscal year of the Corporation. The Chair of the Audit Committee is required to report any such services approved by him to the Audit Committee.

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LEGAL PROCEEDINGS
      The Corporation is involved in litigation matters arising in the ordinary course and conduct of its business. Although such proceedings cannot be predicted with certainty, management of the Corporation does not expect that the outcome of these matters will have a material adverse effect on the Corporation.
      In addition, Cancom, a subsidiary of the Corporation, is one of several defendants in an action brought by General Discovery (Canada) in the Ontario Superior Court of Justice in January, 2000 seeking general, special and punitive damages in the aggregate sum of $1.5 billion. The claim arises from Cancom’s involvement in a joint venture to establish a telecommunications network with Russia called Sovcan Star Satellite Communications Inc. General Discovery (Canada) alleges that the defendants wrongfully conspired to prevent the business venture from proceeding. No statement of defence has been filed to date, as General Discovery (Canada) has not responded on a timely basis to requests for information since filing its statement of claim. The Corporation does not believe that this claim has merit.
REGISTRAR AND TRANSFER AGENT
      The registrar and transfer agent for the Class A Shares and Class B Non-Voting Shares is CIBC Mellon Trust Company at its principal offices in Vancouver, British Columbia; Calgary, Alberta; Toronto, Ontario; and Halifax, Nova Scotia. The co-registrar and co-transfer agent in the United States for the Class B Non-Voting Shares is Mellon Investor Services LLC at its principal office in New York City, New York.
INTERESTS OF EXPERTS
      The Corporation’s auditors are Ernst & Young LLP. The Corporation’s consolidated annual financial statements for the year ended August 31, 2006 have been filed under National Instrument 51-102 in reliance on the report of Ernst & Young LLP, independent chartered accountants, given on their authority as experts in auditing and accounting. As of October 13, 2006, the partners and employees of Ernst & Young LLP as a group did not beneficially own, directly or indirectly, any of the Corporation’s outstanding securities.
ADDITIONAL INFORMATION
      Additional information concerning the Corporation is available through the Internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) which may be accessed at www.sedar.com. Copies of such information may also be obtained on the Corporation’s website at www.shaw.ca, or on request without charge from the Vice President, Finance of the Corporation, Suite 900, 630 — 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4L4 (telephone (403) 750-4500).
      Additional information including directors’ and officers’ remuneration and indebtedness, principal holders of the Corporation’s securities, and securities authorized for issuance under equity compensation plans is contained in the Corporation’s Information Circular dated December 8, 2005. Additional financial information is provided in the Corporation’s comparative financial statements for its most recently completed financial year, and management’s discussion and analysis thereon. Copies of such documents may be obtained in the manner set forth above.
CAUTION CONCERNING FORWARD LOOKING STATEMENTS
      Certain statements included in this Annual Information Form may constitute forward-looking statements. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of Shaw to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used, the words “anticipate”,

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“believe”, “expect”, “plan”, “intend”, “target”, “guideline”, “goal”, and similar expressions generally identify forward-looking statements. These forward-looking statements include, but are not limited to, references to future capital expenditures (including the amount and nature thereof), business strategies and measures to implement strategies, competitive strengths, goals, expansion and growth of Shaw’s business and operations, plans and references to the future success of Shaw. These forward-looking statements are based on certain assumptions and analyses made by Shaw in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the expectations and predictions of Shaw is subject to a number of risks and uncertainties described under “Known events, trends, risks and uncertainties” discussed on pages 18 to 25 of Shaw’s 2006 Annual Report. These factors include general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by Shaw; increased competition in the markets in which Shaw operates and from the development of new markets for emerging technologies; changes in laws, regulations and decisions by regulators in Shaw’s industries in both Canada and the United States; Shaw’s status as a holding company with separate operating subsidiaries; changing conditions in the entertainment, information and communications industries; risks associated with the economic, political and regulatory policies of local governments and laws and policies of Canada and the United States; and other factors, many of which are beyond the control of Shaw. Should one or more of these risks materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those as described herein. Consequently, all of the forward-looking statements made in this report and the documents incorporated by reference herein are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Shaw will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Shaw.
      You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement (and such risks, uncertainties and other factors) speak only as of the date on which it was originally made and Shaw expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained in this document to reflect any change in expectations with regard to those statements or any other change in events, conditions or circumstances on which any such statement is based, except as required by law. New factors affecting the Company emerge from time to time, and it is not possible for Shaw to predict what factors will arise or when. In addition, Shaw cannot assess the impact of each factor on its business or the extent to which any particular factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

SCHEDULE A -
AUDIT COMMITTEE CHARTER
SHAW COMMUNICATIONS INC.
      This Charter of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Shaw Communications Inc. (the “Corporation”) was adopted and approved on January 21, 2004 (revised April 1, 2004 and October 26, 2005).

I.	PURPOSE
      The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the integrity of the Corporation’s financial reporting process. In this regard, the primary duties of the Committee involve reviewing the Corporation’s annual and interim financial statements; monitoring the Corporation’s financial reporting process and internal control systems; and overseeing the audits conducted by the Corporation’s external auditors.
      The Committee will fulfill these responsibilities primarily by carrying out the activities set forth in Section IV of this Charter.

II.	COMPOSITION
      The Committee shall be comprised of three or more independent directors, as appointed by the Board. A director is “independent” if he or she has no direct or indirect material relationship with the Corporation, as determined by the Board in consultation with the Corporate Governance Committee, in accordance with applicable laws, policies and guidelines of securities regulatory authorities.
      To maintain their independence, members of the Committee may not accept any consulting, advisory or other compensatory fee (other than remuneration for acting in the capacity as a member of the Board or a committee of the Board) from the Corporation or any of its affiliates. Members of the Committee also may not receive any indirect payments from the Corporation or any of its affiliates, including payments (whether or not material) made to spouses or family members, or payments for services to law firms, accounting firms, consulting firms and investment banks for which the Committee member serves as a partner, member, managing director or executive.
      All members of the Committee shall be financially literate and at least one member shall be a “financial expert” or otherwise have accounting or related financial expertise. The definitions of “financial literacy” and “financial expertise”, and the determination of whether any given member of the Committee meets such definition, will be made by the Board, in consultation with the Corporate Governance Committee, in accordance with applicable laws, policies and guidelines of securities regulatory authorities.
      The members of the Committee shall be appointed by the Board annually. Each member shall serve until the next annual general meeting of the shareholders of the Corporation or until his or her earlier resignation or removal by the Board. The Chair of the Committee shall be appointed by the Board annually and shall carry out the responsibilities and duties set forth in Section V of this Charter.

III.	MEETINGS
      The Committee shall meet at least on a quarterly basis, or more frequently as circumstances dictate or as requested by the Board, a member of the Committee, the Corporation’s external auditors or a senior officer of the Corporation.
      The Committee shall also meet at least annually with the Corporation’s senior management (including the Chief Executive Officer and Chief Financial Officer), internal auditors and external auditors in separate sessions to discuss any matters that the Committee or any of these groups believe should be discussed privately. In addition, the Committee (or at least its Chair) should meet with the external auditors and management quarterly to review the Corporation’s interim financial statements.

      Notice of each meeting of the Committee shall be given to each member of the Committee as far in advance of the time for the meeting as possible, but in any event, not later than 24 hours preceding the time stipulated for the meeting (unless otherwise waived by all members of the Committee). Each notice of meeting shall state the nature of the business to be transacted at the meeting in reasonable detail and to the extent practicable, be accompanied by copies of documentation to be considered at the meeting.
      A quorum for the transaction of business at a meeting shall consist of not less than a majority of the members of the Committee. Members of the Committee may participate in any meeting by means of such telephonic, electronic or other communication facilities as permit all persons participating in the meeting to communicate adequately with each other, and a member participating by any such means shall be deemed to be present at that meeting.
      Senior management of the Corporation and other parties may attend meetings of the Committee, as may be deemed appropriate by the Committee.
      Minutes shall be kept of all meetings of the Committee and shall be signed by the Chair and Secretary of the meeting.

IV.	RESPONSIBILITIES AND DUTIES OF THE COMMITTEE
      The Committee shall fulfill its oversight responsibilities primarily by carrying out the activities set forth below as well as all such other actions which may be incidental thereto or which may be necessary for the Committee to comply with the spirit and intent of this Charter. The items enumerated below are not intended to be exhaustive of the duties of the Committee and may be supplemented and revised from time to time as may be appropriate:

Financial Statement Review
      1. Review and oversee the integrity of the Corporation’s annual financial statements (including any certification, report, opinion or review thereon rendered by external auditors) and any public disclosure documents or reports containing financial information that are submitted to any governmental body or to the public (including, in particular, management’s discussion and analysis (“MD&A”), prospectuses and registration statements).
      2. Review and oversee the integrity of the Corporation’s quarterly financial statements and any public disclosure documents containing financial information that are submitted to any governmental body or to the public pursuant to applicable securities laws, and approve such quarterly financial statements for disclosure to the public (provided that such statements are subsequently tabled before, and ratified, confirmed and approved by, the Board).
      3. Review earnings press releases as well as financial information and earnings guidance given to analysts and rating agencies.
      4. Review the Corporation’s MD&A to ensure that it provides all material information in a fair and balanced manner, in compliance with applicable requirements.
      5. Periodically consult with the Corporation’s external auditors in the absence of management concerning the fullness and accuracy of the Corporation’s financial statements.
      6. Establish regular, timely and separate systems of reporting to the Committee by each of management of the Corporation and the external auditors regarding any significant judgments made in management’s preparation of the financial statements and the view of each as to appropriateness of such judgments.
      7. Review any proposed changes in major auditing and accounting practices and policies, the presentation of significant risks and uncertainties and key estimates and judgments of management that may be material to financial statement presentation and reporting.
      8. Obtain assurance that financial statement certifications and attestations from management of the Corporation have been completed and filed with applicable securities regulatory authorities.

      9. Report to the Board on at least a quarterly basis on the results of the Committee’s activities, including the Committee’s review of the Corporation’s annual and interim financial statements.

Financial Reporting Process and Internal Control
      10. In consultation with the external auditors, review the integrity of the Corporation’s financial reporting processes, both internal and external, and the Corporation’s accounting principles as applied in its financial reporting, to determine the quality and acceptability of the Corporation’s financial reporting.
      11. Review the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented.
      12. Receive timely reports from the external auditors concerning all critical accounting policies and practices of the Corporation, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management; and all material written correspondence and disagreements between management and the external auditors (including any management letter or schedule of unadjusted differences).
      13. Review summaries of significant, unusual or material off-balance sheet transactions to assess their impact on the Corporation’s financial reporting process and financial statements.
      14. Review pension and other post-employment benefit liabilities, including underlying assumptions, financial health of pension plans and disclosure in the Corporation’s financial statements.
      15. Review the integrity of internal controls and disclosure processes and controls (as evaluated by the internal and external auditors or otherwise) and make recommendations with respect thereto.
      16. Review the appointment, removal, independence and performance of the Corporation’s internal auditor.
      17. Review the Corporation’s internal audit procedures, including the mandate of, and all reports issued by, the Corporation’s internal auditor and management’s response and subsequent follow up to any identified weaknesses.
      18. Review and approve an annual control assurance plan.
      19. Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal control or auditing matters, including a procedure for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters, and review and consider reports on the investigation and resolution of such complaints.
      20. Review reports of any fraud that involves management or other employees, particularly where such individuals have a significant role in the Corporation’s internal controls.
      21. Consider the implications of applicable laws and regulatory policies on the Corporation’s financial reporting process and financial statements.

External Auditors
      22. Make recommendations to the Board and the shareholders of the Corporation, on an annual basis, concerning the appointment of the external auditors (considering, in particular, their independence and effectiveness) and approve the terms of engagement and fees and other compensation to be paid to the external auditors.
      23. Oversee and review the qualifications and performance of the external auditors, who shall report directly and be accountable to the Committee (and ultimately, the Board), and approve any proposed discharge or change of the external auditors, or of the lead audit partner thereof, when circumstances warrant.

      24. Review in advance any engagements for non-audit services to be provided by the external auditors’ firm or its affiliates, together with estimated fees, along with any other significant relationships which the external auditors have with the Corporation, and consider the impact on the independence of the external auditor and compliance with applicable laws.

Audit Process
      25. Review the audit plan with the external auditors and with senior management of the Corporation.
      26. Review, in the absence of management, any problems experienced by the external auditors in performing the audit, including any restrictions imposed by management or significant accounting issues on which there was a disagreement with management.
      27. Review the post-audit or management letter, containing the recommendations of the external auditor and management’s response and subsequent follow up to any identified weakness.
      28. Resolve disputes, if any, that may arise between the external auditors and management regarding financial reporting.

Risk Management
      29. Identify and review, with management, the principal risks facing the Corporation and ensure that management has in place the policies and systems to assess and manage these risks.
      30. Review financial risks (foreign exchange risk, interest rate risk etc.) of the Corporation and the management of such risks.
      31. Review the Corporation’s long term financing strategy, annual financing plan and specific proposed financings not otherwise considered in such plan.
      32. Review the Corporation’s tax status and monitor its approach to tax strategy, including tax reserves and potential reassessments and audits
      33. Review, with the Corporation’s internal legal counsel and/or external counsel, any material legal matter that could have a significant impact on the Corporation’s financial reporting.
      34. Review the status of the Corporation’s compliance with laws, regulations and internal policies and procedures, and the scope and status of systems designed to ensure such compliance, particularly in relation to contingent liabilities and material risks facing the Corporation.
      35. Review the amount and terms of any insurance to be obtained or maintained by the Corporation and any other related risk management policies or measures.

Other
      36. Engage and set the remuneration of such independent external advisors, including independent legal counsel, at the Corporation’s expense, as the Audit Committee may deem necessary or desirable to carry out its duties.
      37. Review the appointment of the Chief Financial Officer and any key financial executives of the Corporation involved in the financial reporting process, and set policies for the hiring by the Corporation of employees or former employees of the Corporation’s external auditors.
      38. Review policies and procedures with respect to the expense accounts and perquisites of executives and directors of the Corporation.
      39. Review the succession plans for the Chair of the Committee and for Committee’s financial experts.
      40. Provide orientation and training for new members of the Committee and continuing education initiatives for existing members.

      41. Conduct all such investigations, or authorize others to conduct such investigations, as may be necessary or desirable with respect to matters within the Committee’s mandate.
      42. Review this charter of the Audit Committee on an annual basis and suggest to the Corporate Governance Committee of the Board such revisions as the Audit Committee may believe to be required by new laws or to be prudent.
      43. Perform any other activities consistent with this Charter, the Corporation’s constating documents and governing law, as the Committee or the Board deems necessary or appropriate.

V.	RESPONSIBILITIES AND DUTIES OF THE CHAIR OF THE COMMITTEE
      To fulfill his or her responsibilities and duties, the Chair of the Committee shall:
      1. Facilitate the effective operation and management of, and provide leadership to, the Committee.
      2. Act as chair of meetings of the Committee.
      3. Assist in setting the agenda for each meeting of the Committee and in otherwise bringing forward for consideration matters within the mandate of the Committee.
      4. Facilitate the Committee’s interaction with management of the Corporation, the Board and other committees of the Board.
      5. Meet at least annually, prior to the end of each fiscal year, with the external auditors of the Corporation to review and discuss matters within the mandate of the Committee and to otherwise facilitate the Committee’s relationship with the external auditors.
      6. Act as a resource and mentor for other members of the Committee.
      7. Perform such other duties and responsibilities as may be delegated to the Chair by the Committee from time to time.